Exhibit 10.2

PORTIONS OF THIS EXHIBIT MARKED BY

* * * HAVE BEEN OMITTED PURSUANT TO

A REQUEST FOR CONFIDENTIAL TREATMENT

FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION

FOIA

CONFIDENTIAL

TREATMENT

REQUESTED

AGREEMENT AND PLAN OF MERGER

by and among

DEGS WIND I, LLC,

DEGS WIND VERMONT, INC.,

CATAMOUNT ENERGY CORPORATION

and

THE SHAREHOLDERS

NAMED HEREIN

Dated as of June 25, 2008

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

1.1	Certain Definitions	2

1.2	Other Definitional and Interpretive Matters	15

ARTICLE II THE MERGER		16

2.1	The Merger	16

2.2	Articles of Incorporation of the Surviving Corporation	17

2.3	By-laws of the Surviving Corporation	17

2.4	Directors and Officers of the Surviving Corporation	17

2.5	Conversion of Stock	17

2.6	Payments to Shareholders	18

2.7	Treatment of Company Options; Unallocated Class TV Stock Options	18

2.8	Payment to Escrow Account; Company Transaction Expenses; Shareholders’ Representative Expense Amount	19

2.9	No Further Rights of Transfers	20

2.10	Withholding Rights	20

2.11	Amendment of schedule 1.1(d)	20

2.12	Closing Date	20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		21

3.1	Organization and Good Standing	21

3.2	Authorization of Agreement	21

3.3	Conflicts; Consents of Third Parties	21

3.4	Capitalization	22

3.5	Subsidiaries; Project Companies; Investments	23

3.6	Financial Statements	25

3.7	No Undisclosed Liabilities	25

3.8	Absence of Certain Developments	26

3.9	Taxes	28

3.10	Real Property	31

3.11	Tangible Personal Property	35

3.12	Intellectual Property	35

3.13	Material Contracts	36

3.14	Employee Benefits Plans	38

i

TABLE OF CONTENTS (CONT’D)

3.15	Labor	40

3.16	Litigation	41

3.17	Compliance with Laws; Permits	41

3.18	Environmental Matters	42

3.19	Insurance	44

3.20	Regulatory Matters	44

3.21	Related Party Transactions	46

3.22	Takeover Provisions	46

3.23	Finders or Brokers	46

3.24	No Other Representations or Warranties; Schedules	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		47

4.1	Organization and Good Standing	47

4.2	Authorization of Agreement	47

4.3	Conflicts; Consents of Third Parties	47

4.4	Ownership and Transfer of Purchased Securities	48

4.5	Litigation	48

4.6	Support Obligations	48

4.7	No Other Representations or Warranties; Schedules	48

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		49

5.1	Organization and Good Standing	49

5.2	Authorization of Agreement	49

5.3	Conflicts; Consents of Third Parties	50

5.4	Litigation	50

5.5	Finders or Brokers	50

5.6	Financing	50

5.7	Merger Sub’s Operations	50

5.8	No Knowledge	51

5.9	No Additional Representations	51

ARTICLE VI COVENANTS		51

TABLE OF CONTENTS (CONT’D)

6.1	Access to Information	51

6.2	Conduct of the Business Pending the Closing	52

6.3	Third Party Consents	56

6.4	Regulatory Filings	56

6.5	Further Assurances	57

6.6	Confidentiality	58

6.7	Indemnification, Exculpation and Insurance	58

6.8	Preservation of Records	60

6.9	Publicity	60

6.10	Company Options; Company Option Plan; Shareholder Approval	61

6.11	Resignation of Directors	61

6.12	Employment and Employee Benefits	61

6.13	Termination of Certain Agreements	62

6.14	Takeover Statutes	63

6.15	Tax Returns; Other Tax Matters	63

6.16	Merger Sub	63

ARTICLE VII CONDITIONS TO CLOSING		63

7.1	Conditions Precedent to Obligations of Parent and Merger Sub	64

7.2	Conditions Precedent to Obligations of the Company and Shareholders	65

7.3	Frustration of Closing Conditions	66

ARTICLE VIII TERMINATION		66

8.1	Termination of Agreement	66

8.2	Procedure Upon Termination	67

8.3	Effect of Termination	67

ARTICLE IX INDEMNIFICATION		67

9.1	Survival of Representations, Warranties and Covenants	67

9.2	Indemnification by the Securityholders	68

9.3	Indemnification by the Shareholders	68

9.4	Indemnification by Parent	68

9.5	Claims	68

TABLE OF CONTENTS (CONT’D)

9.6	Certain Limitations on Indemnification	70

9.7	Calculation of Losses	71

9.8	Exclusive Remedy	72

9.9	Mitigation	73

9.10	Tax Treatment of Indemnity Payments	73

ARTICLE X MISCELLANEOUS		73

10.1	Expenses	73

10.2	Shareholders’ Representative	75

10.3	Specific Performance	75

10.4	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	76

10.5	Entire Agreement; Amendments and Waivers	76

10.6	Governing Law	77

10.7	Notices	77

10.8	Severability	78

10.9	Binding Effect; Assignment	79

10.10	Non-Recourse	79

10.11	Counterparts	79

Exhibit A – Table of Shareholders

Exhibit B – Letter of Transmittal

Exhibit C – Escrow Agreement

Exhibit D – Table of Option holders

Exhibit E – Budget

Exhibit F – Insurance

Exhibit G – Purchase Price Calculation and Closing Payments Schedule

Exhibit H – Transaction Bonus Recipient Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2008 (the “Agreement”), by and among DEGS Wind I, LLC, a Delaware limited liability company (“Parent”), DEGS Wind Vermont, Inc., a corporation organized under the laws of Vermont and a wholly-owned subsidiary of Parent (“Merger Sub”), Catamount Energy Corporation, a Vermont corporation (the “Company”), and the security holders of the Company listed on the signature pages hereof (each a “Shareholder” and, collectively, the “Shareholders”).

W I T N E S S E T H

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved, adopted and recommended to their respective shareholders or members, as the case may be, this Agreement, which contemplates the merger of Merger Sub with and into the Company as set forth below (the “Merger”), in accordance with the Vermont Business Corporation Act, 11A V.S.A. § 11.01 et seq. (the “VBCA”), and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of the Company’s Class A common stock, $0.01 par value per share (the “Common Stock”), will be converted into the right to receive (i) an amount per Share in cash at Closing (without interest) equal to the Closing Common Stock Payment, and (ii) a conditional amount of cash equal to the sum of the Applicable Escrow Per Share Payment and the Applicable Shareholders’ Representative Expense Per Share Payment, upon the terms and subject to the limitations and conditions of this Agreement;

WHEREAS, the Shareholders collectively own 762,501 shares of Common Stock, which constitute all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, the sole shareholder of Merger Sub has approved and adopted this Agreement and the Merger;

WHEREAS, concurrently with the execution of this Agreement, the Shareholders have approved and adopted this Agreement and the Merger;

WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution of this Agreement, Duke Energy Corporation (the “Guarantor”) has entered into a guaranty, dated as of the date hereof, for the account of Parent, and with the Company and the Securityholders (as defined herein) as third party beneficiaries with respect to the obligations of Parent arising under, or in connection with, this Agreement (the “Guaranty”); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Advisory Services Agreement” means that certain Advisory Services Agreement, dated December 20, 2005, by and among the Company and Diamond Castle Holdings, LLC.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated October 31, 2005, among the Company and the stockholders signatory thereto, as may be further amended from time to time.

“Amended and Restated Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated October 31, 2005, among the Company and the stockholders signatory thereto, as may be further amended from time to time.

“Antitrust Laws” means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that require notification.

“Applicable Escrow Per Share Payment” means, with respect to any Share, Class TV Stock Option or Unallocated Class TV Stock Option, the quotient obtained by dividing (x) the product of the Escrow Amount multiplied by the applicable Escrow Percentage by (y) the sum of (i) the number of Shares owned by such Securityholder, plus (ii) the number of shares of Common Stock issuable upon the exercise of the Class TV Stock Options owned by such Securityholder, plus (iii) the number of shares of Common Stock that would have been issuable upon the exercise of the Unallocated Class TV Stock Options (if and as though such Unallocated Class TV Stock Options were issued and outstanding as of the Closing) allocated to such Securityholder.

“Applicable Shareholders’ Representative Expense Per Share Payment” means, with respect to any Share, Class TV Stock Option or Unallocated Class TV Stock Option, the quotient obtained by dividing (x) the Shareholders’ Representative Expense Amount multiplied by the applicable Escrow Percentage by (y) the sum of (i) the number of Shares owned by such Securityholder, plus (ii) the number of shares of Common Stock issuable upon the exercise of the Class TV Stock Options owned by such Securityholder, plus (iii) the number of shares of Common Stock that would have been issuable upon the exercise of the Unallocated Class TV Stock Options (if and as though such Unallocated Class TV Stock Options were issued and outstanding as of the Closing) allocated to such Securityholder.

“Articles of Merger” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Balance Sheet” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“Balance Sheet Date” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“Base Purchase Price” means $240,000,000, plus the aggregate amount of the exercise prices for all Class TV Stock Options outstanding immediately prior to the Closing, plus the aggregate amount of the Unallocated Class TV Stock Option Exercise Prices for all Unallocated Class TV Stock Options set forth in the Unallocated Class TV Stock Options Spreadsheet, less the Company Transaction Expenses.

“Basket” shall have the meaning set forth in Section 9.6(a) of this Agreement.

“BLB Loan Agreement” shall have the meaning set forth in Section 6.5(b) of this Agreement.

“Board” shall mean the Board of Directors of the Company.

“Budget” shall have the meaning set forth in Section 3.8(xii) of this Agreement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Claim Notice” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“Class DT Stock Option” means any outstanding option granted pursuant to a Class DT Stock Option Award Agreement between the Company and the applicable employee of the Company.

“Class TV Stock Option” means any outstanding option granted pursuant to a Class TV Stock Option Award Agreement between the Company and the applicable employee of the Company, and such term shall not include any Unallocated Class TV Stock Options.

“Closing” shall have the meaning set forth in Section 2.11 of this Agreement.

“Closing Common Stock Payment” shall mean the Common Stock Payment less (i) the Applicable Escrow Per Share Payment and (ii) the Applicable Shareholders’ Representative Expense Per Share Payment.

“Closing Date” shall have the meaning set forth in Section 2.11 of this Agreement.

“Closing Option Consideration” shall mean, with respect to each Class TV Stock Option, the Option Consideration less the product of (a) the sum of (i) the Applicable Escrow Per Share Payment and (ii) the Applicable Shareholders’ Representative Expense Per Share Payment, and (b) the number of Shares subject to the underlying Class TV Stock Option.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Recitals hereto.

“Common Stock Payment” means the quotient obtained by dividing (x) the Base Purchase Price by (y) the Fully Diluted Number.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Consolidated Group” shall have the meaning set forth in Section 3.9(k) of this Agreement.

“Company Documents” shall have the meaning set forth in Section 3.2 of this Agreement.

“Company Intellectual Property” shall have the meaning set forth in Section 3.12(a) of this Agreement.

“Company Option Plan” means the Catamount Energy Corporation 2005 Equity Incentive Plan.

“Company Option” means each Class TV Stock Option or Class DT Stock Option or other right to purchase shares of Common Stock.

“Company Permits” shall have the meaning set forth in Section 3.17(b) of this Agreement.

“Company Plans” shall have the meaning set forth in Section 3.14(a) of this Agreement.

“Company Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses of Weil, Gotshal & Manges LLP, Goldman Sachs and Andrews Kurth LLP, incurred by or on behalf of, or paid or to be paid by, the Company, any of its Subsidiaries or the Shareholders in connection with transactions contemplated herein.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 6.12(a) of this Agreement.

“Contract” means any legally binding written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license or other commitment or obligation.

“DC Shareholders” means Diamond Castle Partners IV, L.P., Diamond Castle Partners IV-A, L.P., and Deal Leaders Fund, L.P.

“Development Project” means each of the Underlying Projects other than the Operating Projects.

“Dispute Notice” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“Easement Agreements” means all instruments creating easements, licenses, rights of way or other access rights benefiting Real Property.

“Easement Interest” means an easement, license, right of way or other access right in real property granted with respect to or otherwise benefiting any Real Property.

“Effective Time” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Employee Payments” shall have the meaning set forth in Section 6.12(b)(iv) of this Agreement.

“Employees” shall have the meaning set forth in Section 3.15(a) of this Agreement.

“Environmental Law” means any Law relating to pollution, damage to or protection of the environment and natural resources, or human health and safety as it relates to, the protection of the environment and natural resources, or to the exposure to Hazardous Materials in the environment, and occupational health and safety as it relates to the exposure to Hazardous Materials, including, but not limited to, (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act of 1970, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act of 1977, 33 U.S.C. § 1251 et seq., the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq., the National Environmental Policy Act of 1969, 42 U.S.C. § 4321 et seq., the Migratory Bird Treaty Act of 1918, 16 U.S.C. § 703 et seq., the Bald and Golden Eagle Protection Act, 16 U.S.C. § 668 et seq., 16 U.S.C. § 470 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act of 1976, 15 U.S.C. § 2601 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. § 11011 et seq., the Safe Drinking Water Act of 1974, 42 U.S.C. § 300f et seq., the Pollution Prevention Act of 1990, 42 U.S.C. § 13101

et seq., the Hazardous Materials Transportation Act of 1975, 49 U.S.C. § 5101 et seq., the Occupational Health and Safety Act of 1970, 29 U.S.C. § 651 et seq. (to the extent it regulates exposure to Hazardous Materials), each as amended as of the date hereof; (ii) any Law relating to the Release or threatened Release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface); or (iii) any Law relating to environmental protection and the use, treatment, storage, generation, disposal or transport of any Hazardous Material.

“Environmental Permits” shall have the meaning set forth in Section 3.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERCOT” means the Electric Reliability Council of Texas, Inc. and any successor organization.

“Escrow Account” shall have the meaning set forth in Section 2.8.

“Escrow Agent” shall have the meaning set forth in Section 2.8.

“Escrow Agreement” shall have the meaning set forth in Section 2.8.

“Escrow Amount” shall have the meaning set forth in Section 2.8.

“Escrow Funds” shall have the meaning set forth in Section 2.8.

“Escrow Percentage” means, with respect to each Securityholder, the percentage set forth across from such Securityholder’s name on Schedule 1.1(d) or, if there is more than one such percentage, the sum of such percentages.

“EWG” shall have the meaning set forth in Section 3.20(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing D&O Coverage” shall have the meaning set forth in Section 6.7(d) of this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“FPA” means the Federal Power Act.

“Fully Diluted Number” means the sum of (i) the number of Shares outstanding immediately prior to the Closing, (ii) all shares of Common Stock that are subject to Class TV Stock Options outstanding immediately prior to Closing, and (iii) all shares of Common Stock that would be subject to the Unallocated Class TV Stock Options set forth on the Unallocated

Class TV Stock Options Spreadsheet (if and as though such Unallocated Class TV Stock Options were issued and outstanding as of immediately prior to Closing).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Goldman Sachs” means Goldman, Sachs & Co.

“Goldman Sachs Fee” means the amount payable by the Company to Goldman Sachs in connection with the transactions contemplated hereby.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any product, material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any applicable Environmental Laws as “hazardous,” “toxic,” “pollutant,” or a contaminant, including, but not limited to (i) any “hazardous substance” as now defined pursuant to CERCLA, as amended; (ii) any “pollutant or contaminant” as now defined in 42 U.S.C. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any “hazardous chemical” as now defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, polychlorinated biphenyl (“PCB”), radium, or isomer of dioxin, or any material or thing composed of such substance or substances; or (viii) any material now defined as a “hazardous material” pursuant to 49 C.F.R. § 171.8.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plans” shall have the meaning set forth in Section 6.12(b) of this Agreement.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“Indemnitees” shall have the meaning set forth in Section 6.7(a) of this Agreement.

“Individual Shareholder” shall mean each of Joseph Cofelice and James Moore.

“Investment” means, in any Person, any loan or advance to such Person, any purchase or other acquisition of capital stock, warrants, rights, options, obligations or other securities or any substantial assets of such Person, any capital contributions to such Person or any other investment in such Person.

“IRS” means the Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge” of the Company means, with respect to information relating to the Company (but not otherwise relating to any of the Project Companies or Underlying Projects), the actual knowledge, after reasonable inquiry, of the individuals specified in Schedule 1.1(a), and with respect to information relating to the Project Companies and Underlying Projects, the Knowledge of the Company shall be based on information either within the possession of such Persons listed in Schedule 1.1(a) or reasonably available or accessible to, or within the actual knowledge of, such Persons.

“Late Stage Development Projects” or “LSDP” means each of the Underlying Projects referred to as Blaengwen, Mark Hill, Laurel Hill and Sweetwater Wind 6 LLC on Schedule 1.1(c).

“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or other legal requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, litigation or similar proceedings (public or private) by or before any court or other Governmental Body.

“Letter of Transmittal” means a letter of transmittal in the form set forth on Exhibit B hereto.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or any other restriction or limitation.

“Loss” shall have the meaning set forth in Section 9.2 of this Agreement.

“Managed Projects” shall mean each of the Underlying Projects other than the Specified Projects.

“Material Adverse Effect” means any material adverse effect on (A) the business, assets, properties, results of operations, or financial condition of the Company, its Subsidiaries and the Underlying Projects (taken as a whole), other than any such effect to the extent it results from (i) changes in general economic, financial or securities market or political conditions other than changes that disproportionately affect the Company, its Subsidiaries or the Underlying Projects (taken as a whole) as compared to other similarly situated participants (including as to size, scope and area of operation, as applicable) in the industry in which the Company, its Subsidiaries or the Underlying Projects operate, (ii) changes or developments in the international, national, regional, state or local independent power industry or in the products or services for such industry other than changes or developments that disproportionately affect the Company, its Subsidiaries or the Underlying Projects (taken as a whole) as compared to other similarly situated participants (including as to size, scope and area of operation, as applicable) in the industry in which the Company, its Subsidiaries or the Underlying Projects operate, (iii) matters resulting from the execution, delivery, performance or announcement of this Agreement or any of the related transaction documents and the transactions contemplated hereby and thereby, (iv) any change of Law other than a change of Law that disproportionately affects the Company, its Subsidiaries or the Underlying Projects (taken as a whole) as compared to other similarly situated participants (including as to size, scope and area of operation, as applicable) in the industry in which the Company, its Subsidiaries or the Underlying Projects operate; (v) any change in GAAP (but not changes in the application thereof), (vi) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof that does not disproportionately affect the Company, its Subsidiaries or the Underlying Projects (taken as a whole) as compared to other similarly situated participants (including as to size, scope and area of operation, as applicable) in the industry in which the Company, its Subsidiaries or the Underlying Projects operate, (vii) any failure, in and of itself, of the Company to meet any revenue or earnings predictions prepared by the Company (it being the understanding of the parties hereto that the underlying cause of such failure may constitute a Material Adverse Effect if such event is not otherwise excluded from the definition of Material Adverse Effect), (viii) the actions of Parent or Merger Sub or (ix) the failure of any LSDP or any Development Project to receive any Permit that is required for the construction, ownership or operation of its business, provided that such failure does not result from a material breach by the Shareholders or the Company of any of their respective covenants or agreements hereunder; or (B) the ability of the Shareholders or the Company to perform any of their respective material obligations under this Agreement.

“Material Contracts” shall have the meaning set forth in Section 3.13(a) of this Agreement.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(a) of this Agreement.

“Operating Projects” or “OP” means each the Underlying Projects referred to as Rumford, Ryegate and the Sweetwater OPs on Schedule 1.1(c).

“Option Cancellation Agreement” means each option cancellation agreement, executed on the date hereof, by an Optionholder and acknowledged by the Company and the Shareholders’ Representative.

“Option Consideration” means, with respect to each Class TV Stock Option, an amount equal to the product of (a) the excess, if any, of the Common Stock Payment over the exercise price of each such Class TV Stock Option with respect to one underlying share of Common Stock and (b) the number of Shares subject to such Class TV Stock Option.

“Optionholders” means the Persons who hold Company Options as set forth on Exhibit D.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company, the Subsidiaries or the Underlying Projects, as the case may be, consistent with past practice; provided, however, that with respect to the operations or activities of the Underlying Projects which remain under construction (and have not achieved operational completion) or are in the development stages, the “Ordinary Course of Business” shall mean the normal day-to-day activities for a project in a similar state of construction or development.

“Other Real Property Interest” means an option of the Company, a Company Subsidiary or an Underlying Project to acquire on behalf of a Project either an Easement Interest in, license to, or right of way with respect to Real Property or an ownership or leasehold interest in Real Property pursuant to an RP Option Agreement, but excluding any Easement Interest.

“Owned Property” shall have the meaning set forth in Section 3.10(a) of this Agreement.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Documents” shall have the meaning set forth in Section 5.2 of this Agreement.

“Parent Indemnified Parties” shall have the meaning set forth in Section 9.2 of this Agreement.

“Parent Plans” shall have the meaning set forth in Section 6.12(b)(ii) of this Agreement.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) defects, exceptions, covenants, conditions, reservations, restrictions, easements, rights of way, encumbrances and other matters disclosed in policies of title insurance provided to Parent, provided the same do not materially interfere with the present or contemplated use of any Owned Property or Leased Property, as the case may be, or render title to same unmarketable or uninsurable; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which there has been an accrual on the Balance Sheet in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not, individually or in the aggregate, material to the business, operations or financial condition of the owner of any Owned Property or the lessor of any Leased Property, as the case may be, so encumbered; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; and (v) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises leased or rented that are not material to the business, operations or financial condition of the owner of any Owned Property or the lessor of any Leased Property, as the case may be, so encumbered and not validly waived pursuant to the terms of the documents creating the applicable Real Property Interest.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Project” means any electric power generation farm or facility, whether operating, currently under development, or proposed for development, in which the Company holds a direct or indirect ownership interest.

“Project Company” or “Project Companies” means, as of the date hereof, those Persons specified as a “Project Company” in Schedule 1.1(b).

“PUHCA” shall have the meaning set forth in Section 3.20(a) of this Agreement.

“PURA” means the Public Utility Regulatory Act of Texas.

“PURPA” means the Public Utility Regulatory Policies Act.

“QF” shall have the meaning set forth in Section 3.20(b) of this Agreement.

“Real Property” means (i) each parcel of real property owned or leased by the Company, a Company Subsidiary or an Underlying Project, (ii) each parcel of real property over which the Company, a Company Subsidiary or an Underlying Project holds an Easement Interest, and (iii) each parcel of real property as to which the Company, a Company Subsidiary or an Underlying Project has an Other Real Property Interest.

“Real Property Interest” means an interest in Real Property.

“Real Property Lease” shall have the meaning set forth in Section 3.10(b) of this Agreement.

“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, or migration into or through the environment (including ambient air, surface water, groundwater, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Material, including the abandonment or discarding of Hazardous Materials in barrels, drums, or other containers.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Responsible Party” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“RP Option Agreement” means with respect to any Project, the instruments creating options to enter into easements, leases, licenses, rights of way, other rights of access or to acquire ownership interests in Real Property, in each case pursuant to which, upon the exercise of the option, all or a part of the applicable facilities of a Project will be permitted to be constructed, installed, operated and maintained and will create easements, leases, licenses or rights of way or ownership interests in Real Property for such purpose that will become part of the applicable Project.

“Rumford” means Rumford Cogeneration Company Limited Partnership.

“Ryegate” means Ryegate Associates.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Shareholders, the Optionholders and the Transaction Bonus Recipients.

“Securityholder Indemnified Parties” shall have the meaning set forth in Section 9.4 of this Agreement.

“Shareholder” and “Shareholders” shall have the meaning set forth in the Preamble hereto.

“Shareholder Documents” shall have the meaning set forth in Section 4.2 of this Agreement.

“Shareholder Related Persons” shall have the meaning set forth in Section 3.21 of this Agreement.

“Shareholders’ Representative” shall have the meaning set forth in Section 10.2(a) of this Agreement.

“Shareholders’ Representative Expense Account” means the account designated by the Shareholders’ Representative in accordance with Section 2.8(b) of this Agreement.

“Shareholders’ Representative Expense Amount” shall have the meaning set forth in Section 10.2(c) of this Agreement.

“Shares” shall have the meaning set forth in the Recitals hereto.

“Specified Parent Officers” means Wouter van Kempen, President of Parent, David Marks, Senior Vice President of Parent, William Keeney, Vice President of Parent, Theodore Matula, Associate General Counsel of an Affiliate of Parent, and Andrew Dickson, Vice President of Parent.

“Specified Projects” means the Underlying Project associated with, and including, each of Rumford, Ryegate, the Sweetwater OPs and SweetwaterWind 6 LLC.

“Subsidiary” means, with respect to any Person, another Person of which (i) a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, or (ii) such first Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such other Person.

“Support Obligations” shall have the meaning set forth in Section 4.6 of this Agreement.

“Survival Expiration Date” shall have the meaning set forth in Section 9.1 of this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 2.1(b) of this Agreement.

“Sweetwater OPs” means each of Sweetwater Wind 1 LLC, Sweetwater Wind 2 LLC, Sweetwater Wind 3 LLC, Sweetwater Wind 4 LLC and Sweetwater Wind 5 LLC.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, payments in lieu, levies and governmental fees or other assessments or charges of any kind whatsoever, whether payable by reason of contract, assumption, transferee liability, operation of law, closing agreement, or otherwise, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative or add-on minimum, single business, margin, inventory, capital stock, license, bulk, production, license, recording, registration, mortgage, stamp, real estate excise, withholding, payroll, employment, social security, unemployment, excise, title, severance, stamp, occupation, real property, personal property, environmental, intangible property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS or any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of its Subsidiaries or any of their Affiliates.

“Termination Date” shall have the meaning set forth in Section 8.1(e) of this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 9.5(b) of this Agreement.

“Title IV Plan” shall have the meaning set forth in Section 3.14(a) of this Agreement.

“Title Report Matters” shall mean matters relating to a parcel of Real Property that would be disclosed in an accurate title report if one were to be issued as of the date hereof.

“Transaction Bonus Payment” means an amount, based on each Unallocated Class TV Stock Option set forth across from each Transaction Bonus Recipient’s name in the Unallocated Class TV Stock Options Spreadsheet, equal to (X) the product of (a) the excess, if any, of the Common Stock Payment over the Unallocated Class TV Stock Option Exercise Price with respect to one underlying share of Common Stock (if and as though such Unallocated Class TV Stock Option were issued and outstanding) and (b) the number of shares of Common Stock that would be subject to such Unallocated Class TV Stock Option (if and as though such Unallocated Class TV Stock Option were issued and outstanding) less (Y) the product of (a) the sum of (i) the Applicable Escrow Per Share Payment and (ii) the Applicable Shareholders’ Representative Expense Per Share Payment and (b) the number of shares of Common Stock subject to the applicable Unallocated Class TV Stock Option (if and as though such Unallocated Class TV Stock Option were issued and outstanding).

“Transaction Bonus Recipient” means each Person listed in the Unallocated Class TV Stock Options Spreadsheet.

“Transaction Bonus Recipient Letter” means a letter agreement between a Transaction Bonus Recipient, the Company and the Shareholders’ Representative in the form attached hereto as Exhibit H.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, real estate excise, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Body in connection with the transactions contemplated by this Agreement, including, without limitation, any payments made in lieu of any such Taxes or governmental charges, which become payable in connection with the transactions contemplated by this Agreement.

“Unallocated Class TV Stock Option” means each authorized, but unissued, Class TV Stock Option set forth across from the name of the Transaction Bonus Recipient in the Unallocated Class TV Stock Options Spreadsheet.

“Unallocated Class TV Stock Option Exercise Price” means $100.

“Unallocated Class TV Stock Options Spreadsheet” means the spreadsheet titled “Unallocated Class TV Stock Options” delivered by e-mail to Parent by the Company on June 24, 2008 at 5:53 p.m. E.D.T.

“Underlying Project” means each project specified in Schedule 1.1(c), and shall include the applicable Subsidiary or Project Company and its operations, activities, resources and actions.

“VBCA” shall have the meaning set forth in the Recitals hereto.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local “mass layoff” or “plant closing” Law.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Joint Preparation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, articles of merger (the “Articles of Merger”) complying with Section 11.05 of the VBCA shall be delivered to the Secretary of State of the State of Vermont for filing. The Merger shall become effective at the time of the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the VBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Vermont (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 11.06 of the VBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

2.2 Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

2.3 By-laws of the Surviving Corporation. The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation.

2.4 Directors and Officers of the Surviving Corporation.

(a) At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-laws of the Surviving Corporation.

(b) At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and By laws of the Surviving Corporation, be the officers of, and hold the same positions with, the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-laws of the Surviving Corporation.

2.5 Conversion of Stock. At the Effective Time:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive consideration equal to:

(i) an amount in cash (without interest) equal to the Closing Common Stock Payment; and

(ii) a conditional amount of cash (without interest, other than as may be provided under the terms of the Escrow Agreement), equal to the sum of (i) the Applicable Escrow Per Share Payment, in accordance with the terms of the Escrow Agreement, and (ii) the Applicable Shareholders’ Representative Expense Per Share Payment, in accordance with the terms of this Agreement. A schedule illustrating the calculation of the foregoing amounts, based on certain assumptions as set forth therein, is set forth in Exhibit G hereto.

(b) Each share of common stock, par value $0.01 per share, of Merger Sub, then issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.6 Payments to Shareholders. At the Effective Time, upon the terms and conditions of this Agreement, (i) each Shareholder shall deliver to the Surviving Corporation stock certificates representing all of the Shares held by such Shareholder, duly endorsed or accompanied by stock transfer powers and a Letter of Transmittal, in each case duly executed, and (ii) Parent shall pay, or shall cause the Surviving Corporation to pay, to each such Shareholder an amount equal to the product of (x) the Closing Common Stock Payment and (y) the number of Shares held by such Shareholder, as set forth under the heading “Number of Shares” on Exhibit A, and such amount shall be paid by wire transfer of immediately available United States funds into the account designated by each such Shareholder at least three business days prior to Closing. Upon surrender of a Shareholder’s stock certificate as described in clause (i) above, such Shareholder shall be entitled to receive in exchange therefor, in addition to the payment described in clause (ii) above, the right to receive amounts payable from the Escrow Account in accordance with the Escrow Agreement.

2.7 Treatment of Company Options; Unallocated Class TV Stock Options.

(a) Immediately prior to the Effective Time, each outstanding Class TV Stock Option, whether or not then vested or exercisable shall no longer be exercisable for the purchase of Common Stock but shall entitle the corresponding Optionholder, in cancellation and settlement therefor, to the following payments, subject to Section 2.7(c):

(i) a payment in cash (without interest) equal to the Closing Option Consideration; and

(ii) a conditional amount of cash (without interest, other than as may be provided under the terms of the Escrow Agreement), equal to (a) the sum of (i) the Applicable Escrow Per Share Payment, in accordance with the terms of the Escrow Agreement, and (ii) the Applicable Shareholders’ Representative Expense Per Share Payment, in accordance with the terms of this Agreement, multiplied by (b) the number of Shares subject to the underlying Class TV Stock Option. A schedule illustrating the calculation of the foregoing amounts, based on certain assumptions as set forth therein, is set forth in Exhibit G hereto.

(b) Each Transaction Bonus Recipient shall be entitled to receive, subject to Section 2.7(c), (X) a Transaction Bonus Payment and (Y) a conditional amount of cash (without interest, other than as may be provided under the terms of the Escrow Agreement), equal to (a) the sum of (i) the Applicable Escrow Per Share Payment, in accordance with the terms of the Escrow Agreement and (ii) the Applicable Shareholders’ Representative Expense Per Share Payment, in accordance with the terms of this Agreement, multiplied by (b) the number of shares of Common Stock that would be subject to the underlying Unallocated Class TV Stock Option set forth across from such Transaction Bonus Recipient’s name on the Unallocated Class TV Stock Options Spreadsheet (if and as though such Unallocated Class TV Stock Options were issued and outstanding).

(c) At the Effective Time, upon the terms and conditions of this Agreement, Parent shall pay or cause to be paid to the Company an amount equal to the sum of (X) the aggregate Closing Option Consideration payable to each Optionholder holding a Class

TV Stock Option who has executed and delivered an Option Cancellation Agreement and (Y) the aggregate Transaction Bonus Payments payable to each Transaction Bonus Recipient who has executed and delivered a Transaction Bonus Recipient Letter, which the Surviving Corporation shall pay to the Optionholders and Transaction Bonus Recipients, as applicable, after deduction of income and employment tax withholdings, as well as any other required withholdings, on the Closing Date or as soon as practicable thereafter. After the Closing, each such Optionholder holding a Class TV Stock Option shall have the right to receive, subject to the Escrow Agreement and in addition to the payment described in the first sentence of this subsection (c), amounts payable in accordance with clause (ii) of Section 2.7(a) above, and each such Transaction Bonus Recipient shall have the right to receive, subject to the Escrow Agreement and in addition to the payment described in the first sentence of this subsection (c), amounts payable in accordance with clause (Y) of Section 2.7(b) above.

(d) Unless otherwise required by law, Parent and the Company shall treat the payment of any consideration pursuant this Section 2.7 (including any release of such amounts from the Escrow Account pursuant to the Escrow Agreement) as properly allocable under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to the portion of the Closing Date following Parent’s acquisition of the Company Consolidated Group and shall not take any inconsistent position therewith.

(e) Immediately prior to the Effective Time, each outstanding Class DT Stock Option whether or not then vested or exercisable shall be cancelled without consideration.

2.8 Payment to Escrow Account; Company Transaction Expenses; Shareholders’ Representative Expense Amount.

(a) At the Effective Time, upon the terms and conditions of this Agreement, Parent shall deposit an amount of cash equal to * * * (such amount the “Escrow Amount”) in an interest bearing account (the “Escrow Account”) with Wilmington Trust Company (the “Escrow Agent”), for the purpose of securing the indemnification obligations set forth in Article IX. The portion of the Escrow Amount to be withheld from each Shareholder, Optionholder or Transaction Bonus Recipient shall be based upon the Shareholder, Optionholder or Transaction Bonus Recipient’s applicable Escrow Percentage. The Escrow Amount, together with all interest, dividends and other income thereon (the “Escrow Funds”), shall be held and released, from time to time, by the Escrow Agent under an escrow agreement in substantially the form attached hereto as Exhibit C to be entered into among the Shareholders, Parent, the Company and the Escrow Agent (the “Escrow Agreement”).

(b) At the Effective Time, upon the terms and conditions of this Agreement, Parent shall deposit an amount of cash equal to the Shareholders’ Representative Expense Amount to such account as shall be designated by the Shareholders’ Representative to Parent in writing at least three Business Days prior to Closing.

(c) At least three Business Days prior to Closing, the Company shall deliver to Parent a written notice specifying the dollar amount of Company Transaction Expenses that have been paid or are payable to each Person to whom such expenses are owed.

Such notice shall include wire instructions for accounts designated by each such Person to whom such Company Transaction Expenses will remain unpaid immediately prior to the Effective Time, as well as a “payoff” letter as a final invoice from each such Person, confirming the amount to be paid to such Person. Immediately after the Effective Time, upon the terms and conditions of this Agreement, the Surviving Corporation shall pay by wire transfer of immediately available funds all Company Transaction Expenses that are unpaid as of immediately prior to the Effective Time, with such payments to be made in the amounts and to the Persons designated in such written notice.

2.9 No Further Rights of Transfers. At and after the Effective Time, each holder of Shares shall cease to have any rights as a shareholder of the Company, except as otherwise required by applicable law and except for, in the case of a holder of a certificate representing Shares (other than Shares to be canceled pursuant to Section 2.5(a)), the right to surrender such certificate in exchange for payment in accordance with this Article II, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.

2.10 Withholding Rights. The Company or the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Article II, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

2.11 Amendment of Schedule 1.1(d). Not later than three Business Days prior to Closing, the Company shall have the right to amend Schedule 1.1(d) to reflect changes in applicable Escrow Percentages resulting from modifications to the underlying assumptions thereto, by delivering to Parent an amended Schedule 1.1(d); provided that, in all cases, the sum of such Escrow Percentages shall equal 100%.

2.12 Closing Date. Unless this Agreement shall have been terminated pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the transactions contemplated herein (the “Closing”) shall take place at a location and on a date to be specified by the parties (such date, the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date is agreed to in writing by the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont, and the Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its property makes such qualification necessary and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authorization of Agreement. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the Merger and other transactions contemplated hereby and thereby, have been duly authorized and approved by the Board and by each of the Shareholders, and no other corporate action on the part of the Company (other than, in each case, as required by the VBCA and the filing of appropriate merger documents with the Secretary of State of the State of Vermont) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Merger and other transactions contemplated hereby and thereby. This Agreement has been, and each of the Company Documents required to be delivered at the Closing will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Merger Sub and the Shareholders) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 3.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or give rise to any obligation of the Company, its Subsidiaries or any of the Project Companies, to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or give rise to any right to purchase or sell (including any rights of first refusal or comparable obligations) any direct or indirect interest in the Company, its Subsidiaries or any of the Underlying Projects, or result in the creation of any Liens upon any of the properties or assets of the Company, any of its Subsidiaries or any of the Underlying Projects under, any provision of (i) the certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or comparable organizational documents of the Company, any of its Subsidiaries or any of the Underlying Projects or any Material Contract; (ii) any Permit or Contract that is not a Material Contract to which the Company, any of its Subsidiaries or any of the Underlying Projects is a party or by which any of the properties or assets of the Company, any of its Subsidiaries or any of the Underlying Projects are bound; (iii) any Order applicable to the Company, any of its Subsidiaries or any of the Underlying Projects or any of the properties or assets of the Company, any of its Subsidiaries or any of the Underlying Projects; or (iv) any applicable Law, other than, in the case of clauses (ii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b) Except as set forth in Schedule 3.3(b), no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company, any of the Company’s Subsidiaries or any of the Underlying Projects in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, any of its Subsidiaries or any of the Underlying Projects, except for (1) compliance with the applicable requirements of the HSR Act, and (2) such other consents, waivers, approvals, Orders, Permits or authorizations under Antitrust Law, FPA, PURA or otherwise, the failure of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 1,999,999 shares of Class A Common Stock, and one (1) share of Class B Common Stock. The Shares are the only issued and outstanding shares of Common Stock. The Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(b) Except as set forth in Schedule 3.4(b), as of the date hereof there is no existing option, warrant, call, right or Contract to which the Company is a party requiring, and there are no securities of the Company outstanding, which upon conversion or exchange would require the issuance, sale or transfer of any shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in Schedule 3.4(b), (i) there are no obligations, contingent or otherwise, of the Company, any of its Subsidiaries or any of the Underlying Projects to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any of its Subsidiaries or any of the Underlying Projects, and (ii) there are no obligations, contingent or otherwise, of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth in Schedule 3.4(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects. There are no bonds, debentures, notes or other Indebtedness of the Company, any of its Subsidiaries or any of the Underlying Projects having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company, any of such Subsidiaries or any of such Underlying Projects may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects is a party or is bound with respect to the voting or consent of any shares of Common Stock or the equity interests of any of the Company’s Subsidiaries or any of the Underlying Projects.

3.5 Subsidiaries; Project Companies; Investments.

(a) Schedule 3.5(a) sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified as a foreign corporation or other entity because the nature of its business or the ownership of property makes such qualification necessary, the number of shares of its authorized capital stock or equivalent equity interests, the number and class of shares or equivalent equity interests thereof duly issued and outstanding, the names of all stockholders or other equity owners (including any partners) and the number of shares of stock or equivalent equity interests owned by each stockholder or other equity owner (including any partners) or the amount of equity owned by each equity owner (including any partners). Each Subsidiary of the Company is a duly organized and validly existing corporation, limited liability company, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation, formation or organization. Except as set forth in Schedule 3.5(a), each Subsidiary of the Company is duly qualified or authorized to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction in which the nature of its business or the ownership of its property makes such qualification necessary and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently and proposed to be conducted. The outstanding shares of capital stock or equivalent equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equivalent equity interests of any Subsidiary represented as being owned by the Company or any of its Subsidiaries are owned by them free and clear of any and all Liens, except as set forth in Schedule 3.5(a). Except as set forth in Schedule 3.5(a), there is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of any of the Company’s Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other equivalent equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equivalent equity interests of any such Subsidiary. Except as set forth in Schedule 3.5(a), there are no material restrictions on the ability of any of the Company’s Subsidiaries to make distributions of cash to their respective equity holders.

(b) Schedule 3.5(b) sets forth the name of each Project Company, and, with respect to each Project Company the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business as a foreign corporation because the nature of its business or the ownership of property makes such qualification necessary, the number of shares of its authorized capital stock or equivalent equity interests, the number and class of shares or equivalent equity interests thereof duly issued and outstanding, the names of all stockholders or other equity owners (including any partners) and the number of shares of stock or equivalent equity interests owned by each stockholder or other equity owner (including any partners) or the amount of equity owned by each equity owner (including any partners), in each case, as of the date hereof. To the Knowledge of the Company, each Project Company is a duly organized and validly existing corporation, limited liability company, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation, formation or organization. To the Knowledge of the Company, each Project Company is duly qualified or authorized to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction in which the nature of its business or the ownership of its property makes such qualification necessary and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, each Project Company has all requisite corporate or entity power and authority to own its properties and carry on its business as presently and proposed to be conducted. To the Knowledge of the Company, the outstanding shares of capital stock or equivalent equity interests of each Project Company that are owned, directly or indirectly, by the Company are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equivalent equity interests represented as being owned, directly or indirectly, by the Company or any of its Subsidiaries are owned by them free and clear of any and all Liens, except as set forth in Schedule 3.5(b). Except as set forth in Schedule 3.5(b), there is no existing option, warrant, call, right or Contract requiring, and there are no convertible securities of any of the Project Companies outstanding that upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Project Company or other securities convertible into shares of capital stock or other equity interests of any such Project Company. Except as set forth in Schedule 3.5(b), there are no material restrictions on the ability of any of the Project Companies to make distributions of cash to their respective equity holders.

(c) The Company does not own, directly or indirectly, any Investment in any Person other than the Subsidiaries and the Project Companies and there are no Contracts providing for the Company, directly or indirectly, to acquire any such Investment.

3.6 Financial Statements.

(a) The Company has delivered to Parent copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2005, 2006 and 2007 and the related audited consolidated statements of income and of cash flows of the Company and its Subsidiaries for the years then ended, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2008 and the related unaudited consolidated statement of income and of cash flows of the Company and its Subsidiaries for the three month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to as the “Financial Statements”). Except as set forth in Schedule 3.6(a), each of the Financial Statements has been prepared in accordance with GAAP (subject, in the case of unaudited Financial Statements, to the absence of notes) consistently applied by the Company (except as may be indicated in the notes thereto) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein.

The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2007 is referred to herein as the “Balance Sheet” and December 31, 2007 is referred to herein as the “Balance Sheet Date.”

(b) All the books, records and accounts of the Company, its Subsidiaries and the Managed Projects are maintained in all material respects in accordance with commercially reasonable business practice. The Company has established and maintains internal controls and procedures that are commercially reasonable and provide reasonable assurance regarding the reliability of the Company’s financial statements, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer or its principal financial officer to material information which such principal officers deem necessary to be provided to them. To the Knowledge of the Company, all books, records and accounts of the Specified Projects are maintained in all material respects in accordance with commercially reasonable business practice and the Specified Projects maintain systems of internal accounting controls that are commercially reasonable and provide reasonable assurance regarding the reliability of the financial statements prepared by such Specified Project.

3.7 No Undisclosed Liabilities. Except as set forth in Schedule 3.7, none of the Company nor any of its Subsidiaries has any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto), other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business of the Company and its Subsidiaries since the Balance Sheet Date, (iii) that are immaterial to the Company and its Subsidiaries, taken as a whole, or (iv) that have been discharged or paid in full prior to the date hereof. Except as set forth in Schedule 3.7, none of the Managed Projects or, to the Knowledge of the Company, the Specified Projects have any

Liabilities other than those incurred in the Ordinary Course of Business of such applicable Managed Project or Specified Project, those paid that have been discharged or paid in full prior to the date hereof, or those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.8 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth in Schedule 3.8, between the Balance Sheet Date and the date hereof, the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, the Specified Projects have conducted their respective businesses only in the Ordinary Course of Business thereof, and there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character specifically related to any Shareholder, the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects that has had or could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 3.8, between the Balance Sheet Date and the date hereof:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company, any of its Subsidiaries, and of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects having a replacement cost of more than $150,000 for any single loss or $250,000 for all such losses;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company, any of its Subsidiaries or any of the Project Companies of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company, any of its Subsidiaries or any of the Project Companies;

(iii) none of the Company nor any of its Subsidiaries has awarded or paid any bonuses to employees of the Company or any of its Subsidiaries except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance, collective bargaining or similar agreement (nor amended or modified in any respect any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any Company Plan;

(iv) except as required by law or under GAAP, there has not been any change by the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects in any material accounting or Tax reporting principles, methods or policies;

(v) none of the Company, any of its Subsidiaries or any of the Managed Projects has made or rescinded any material election relating to Taxes or settled or compromised any material claim relating to Taxes and, to the Knowledge of the Company, none of the Specified Projects, has made or rescinded any material election relating to Taxes or settled or compromised any material claim relating to Taxes;

(vi) none of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects has terminated any Material Contract (other than any such terminations pursuant to which none of the Company, any of its Subsidiaries, any of the Managed Project or any of the Specified Projects has any post-termination obligations with a value in excess of, or that are payable or may potentially become payable in an amount in excess of, $150,000 for any such individual termination or in excess of $250,000 in the aggregate for all such terminations) or relinquished, waived or released any rights under any Material Contract or failed in any material respect to perform obligations under or suffered the occurrence of any uncured default under any Material Contract;

(vii) none of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects, has failed to pay any creditor any material amount owed to such creditor when due or granted any extensions of credit other than in the Ordinary Course of Business;

(viii) none of the Company or any of its Subsidiaries has entered into financial arrangements for the benefit of any Shareholder other than financial arrangements with respect to any Shareholder in his capacity as an officer or employee of the Company or any of its Subsidiaries;

(ix) none of the Company, any of its Subsidiaries or any of the Managed Projects has (A) except as would constitute a Permitted Exception, mortgaged, pledged or subjected to any Lien any of its assets, or (B) other than in the Ordinary Course of Business, acquired any assets, tangible or intangible, or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, tangible or intangible, of the Company, any of its Subsidiaries or any of the Managed Projects, in each case greater than $150,000 individually or $250,000 in the aggregate;

(x) to the Knowledge of the Company, none of the Specified Projects has (A) except as would constitute a Permitted Exception, mortgaged, pledged or subjected to any Lien any of its assets, or (B) other than in the Ordinary Course of Business, acquired any assets, tangible or intangible, or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, tangible or intangible, of such Specified Project, in each case greater than $150,000 individually or $250,000 in the aggregate;

(xi) none of the Company, any Subsidiary or any Managed Project has discharged or satisfied any Lien, or paid any Liability and, to the Knowledge of the Company, none of the Specified Projects has discharged or satisfied any Lien, or paid any Liability, other than, with respect to a Lien or Liability incurred in the Ordinary Course of Business, the payment, discharge or satisfaction in the Ordinary Course of Business, greater than $150,00 individually or $250,000 in the aggregate;

(xii) except as set forth in the 2008 Budget, in the form as set forth in Exhibit E (the “Budget”), none of the Company, any of its Subsidiaries or any of the Managed Projects has made or committed to make any capital expenditures or capital additions or betterments and, to the Knowledge of the Company, none of the Specified Projects has made or committed to make any capital expenditures or capital additions or betterments in excess of $150,000 individually or $250,000 in the aggregate;

(xiii) except as set forth in the Budget, neither the Company, any of its Subsidiaries or any of the Managed Projects has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness and, to the Knowledge of the Company, other than in the Ordinary Course of Business, none of the Specified Projects has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in excess of $150,000 individually or $250,000 in the aggregate;

(xiv) none of the Company, any Subsidiary or any Managed Project has instituted or settled any Legal Proceeding and, to the Knowledge of the Company, none of the Specified Projects has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $150,000 individually or $250,000 in the aggregate; and

(xv) none of the Company, any of its Subsidiaries, any of the Managed Projects, and, to the Knowledge of the Company, none of the Specified Projects has agreed, committed, arranged or entered into any understanding to do anything prohibited by this Section 3.8.

3.9 Taxes. Except as set forth in Schedule 3.9:

(a) The Company, each of its Subsidiaries, each of the Managed Projects, any Affiliated Group or other consolidated, combined, unitary or aggregate group of which the Company, any of its Subsidiaries or any Managed Project is or was a member and, to the Knowledge of the Company, the Specified Projects have (i) filed all material Tax Returns (relating to such Persons) required to be filed by or on behalf thereof with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings) within the time and manner prescribed by law, and all such Tax Returns are true, complete and correct in all material respects; (ii) fully and timely paid all material amounts of Taxes (including withholding taxes) relating to such Persons that are due and payable or to the extent not due and payable made due and sufficient accruals for the amount of such Taxes on the Financial Statements in accordance with GAAP. There are no Liens for Taxes (other than Permitted Exceptions) on any of the assets of the Company, the Subsidiaries, the Managed Projects or, to the Knowledge of the Company, on the assets of the Specified Projects. None of the Company, the Subsidiaries, the Managed Projects or, to the Knowledge of the Company, the Specified Projects, (x) is a party to any Tax allocation, Tax indemnity or Tax sharing agreement or similar arrangements with any Person, or (y) has any Liability for the Taxes of any other Person (other than a member of the Company Consolidated Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(b) The Company, each of its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, each of the Specified Projects has complied in all material respects with applicable Law relating to the payment and withholding of Taxes, including satisfying all reporting, recordkeeping, and information reporting requirements related thereto.

(c) To the extent requested in writing by Parent, prior to the date hereof, the Company has made available to Parent copies of the following: (i) all material federal, state, local and foreign income or franchise Tax Returns of the Company, its Subsidiaries, the Managed Projects and, to the extent reasonably available to the Company, the Specified Projects, relating to all taxable periods ending on or after December 31, 2003, and (ii) any written audit report, information document request, other written request for information or notice of claim, controversy or investigation issued within the last two years relating to material amounts of Taxes due from or with respect to the Company, any of its Subsidiaries any of the Managed Projects or, to the extent reasonably available to the Company or any of its Subsidiaries, the Specified Projects.

(d) Within the period beginning on October 31, 2005 or otherwise to the Knowledge of the Company, no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) There are no other audits, claims, controversies, proceedings, litigations or investigations in progress with respect to Taxes of the Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, any Specified Project, nor has the Company, any of its Subsidiaries, any Managed Project or, to the Knowledge of the Company, any of the Specified Projects received any written notice of a deficiency, audit, claim, controversy, reassessment, proceeding, litigation or investigation (including any audit or investigation that could result in an adjustment under Section 481 of the Code).

(f) None of the Company, any of its Subsidiaries, any of the Managed Projects, any other Person on their behalf, or, to the Knowledge of the Company, any Specified Project has (i) agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, any of its Subsidiaries or any of the Underlying Projects, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter or any extension of any statute of limitations with respect to liabilities for Taxes, but only to the extent such agreement, request, extension or power of attorney will have continuing effect after the Closing Date.

(g) None of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects (i) has any application pending with any Taxing Authority requesting permission for any changes in its accounting methods, (ii) is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority, or (iii) except as set forth in Schedule 3.9(g), has received written notice from any Governmental Body that any interest in real property held or enjoyed by such Person is, or shall become, subject to rollback taxes, tax penalties, or tax assessment increases under any local, state or federal law, statute, code, ordinance or regulation pursuant to which any such interest, or any portion or parcel thereof, may have been or may be entitled to a preferential or special real estate tax assessment or tax treatment, but with respect to clauses (i) and (ii) above, only to the extent such application or ruling will have continuing effect after the Closing Date.

(h) For federal income tax purposes, (i) the Company and each of the Subsidiaries and Project Companies in Schedule 3.9(h)(i) is and has been, since its formation, treated as a corporation, (ii) each of the entities listed in Schedule 3.9(h)(ii) is and has been, since its formation, treated as a partnership, and (iii) each of the entities listed in Schedule 3.9(h)(iii) is and has been, since its formation, disregarded as an entity separate from its owners.

(i) As a result of entering into the transactions contemplated by this Agreement, no abatement, payment in lieu or other agreements entered into with a Governmental Authority by the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects that affects the amount of Taxes imposed on or paid by the Company, any of its Subsidiaries, or any of the Underlying Projects (or with respect to such Persons, the assets thereof) will be terminated, voided or otherwise caused to no longer have effect for periods after the Closing Date.

(j) Except as set forth in Schedule 3.9(j), no grants, tax exempt bonds or financing of the type described in Section 45(b)(3) of the Code has been provided in connection with, or with respect to, any of the assets of the Company, its Subsidiaries or, to the Knowledge of the Company, the Project Companies.

(k) The Company and its domestic corporate Subsidiaries are all members of a single Affiliated Group of which the Company is the common parent (the “Company Consolidated Group”) that has elected to file its United States federal income tax return on a consolidated basis, and such group does not include any other members.

(l) Schedule 3.9(l) lists all of the jurisdictions in which the Company, its Subsidiaries, the Managed Projects and to the Knowledge of the Company, the Specified Projects file Tax Returns and lists and describes any currently outstanding audits, negotiations, written claims or litigations relating to Taxes.

(m) None of the Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, the Specified Projects has (i) engaged in any transaction or agreement (including without limitation, an installment sale) prior to the Closing Date which could result in the recognition of a material amount of income or gain in any period ending after the Closing Date, (ii) has a material amount of deferred intercompany gain (as described in Section 1.1502-13 of the Treasury Regulations), (iii) has been a “distributing corporation” in a transaction intended to be governed by Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement, (iv) is projected to have an amount includible in its income for the current taxable year under Section 951 of the Code, (v) has been a passive foreign investment company within the meaning of Section 1296 of the Code, or (vi) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code.

Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made by the Shareholders and the Company with respect to all matters relating to Taxes shall be representations and warranties set forth in this Section 3.9 and in Section 3.14 and Sections 3.8(iv) and (v), and this Agreement shall not be interpreted in any manner that is contrary thereto. For purposes of this Section 3.9, any Underlying Project that is also a Subsidiary shall be treated as a Subsidiary.

3.10 Real Property.

(a) Schedule 3.10(a) sets forth a complete list of all real property and interests in real property owned in fee by the Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, any Specified Project as of the date hereof (individually, an “Owned Property” and collectively, the “Owned Properties”). The Owned Properties are in material compliance with all Laws relating to the ownership, use and operation of the Owned Properties (including building codes and zoning laws). Except as set forth on Schedule 3.10(a), all material Permits required in order to own, use, construct and operate the Owned Properties have been obtained and are in full force and effect, and the certificates of occupancy for the Owned Properties (as applicable) permit their current uses in all material respects. Except for Title Report Matters, the Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, the Specified Projects, as applicable, each have good and insurable fee title to all Owned Properties, free and clear of all Liens, other than Permitted Exceptions. Except as set forth in Schedule 3.10(a), there are no other Owned Properties.

(b) Schedule 3.10(b)(i) sets forth a complete list, as of the date hereof, of all real property leases (including amendments thereto) involving aggregate annual payments in excess of $50,000 under which the Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, any Specified Project is the lessee or lessor as of the date hereof (individually, a “Real Property Lease” and collectively, the “Real Property Leases”), including a description of each such Real Property Lease (including the name of the third party lessor or lessee, the date of the lease or sublease and all amendments thereto). True, complete and correct copies of the Real Property Leases and all amendments thereto have previously been delivered to, or otherwise made available to, Parent by the Company. The Company, its Subsidiaries or Underlying Project, as applicable, is the owner and holder of the leasehold estates purported to be granted to it as lessee by the Real Property Leases. Except for Title Report Matters and except as set forth in Schedule 3.10(b)(ii), the Real Property Leases are in full force and effect and are binding and enforceable against the Company, its Subsidiary, the Managed Project or, to the Knowledge of the Company, the Specified Project, as applicable, and to the Knowledge of the Company, each of the other parties thereto in accordance with their respective terms. Neither the Company, its Subsidiaries nor any Underlying Project, as applicable, nor, to the Knowledge of the Company, any other party to a Real Property Lease, has given or received any written notice of a breach or default which remains uncured under any Real Property Lease, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute a material breach or default which remains uncured thereunder. The Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, each Specified Project, as applicable, has paid all amounts due and payable under the Real Property Leases by it as of the date hereof. Except for Title Report Matters, the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, each Specified Project, as applicable, enjoys peaceful and undisturbed possession of the Real Property under all Real Property Leases, none of which contain any provisions that will materially impair or adversely affect its ability to continue to use the Real Property leased thereunder as it currently does.

(c) Except as listed in Schedule 3.10(c), to the Knowledge of the Company, (A) except for Title Report Matters, there are no third-party options to purchase, easements, easement options, leases, lease options, uses, rights-of-way, tenancies, subleases, licenses, occupancies, co-tenancies or non-exclusive rights to use real property in effect, oral or written, related to or affecting the Real Property or any portion thereof or any improvements thereon that could reasonably be expected to adversely affect the interest therein or use thereof by any LSDP or any Operating Project, as applicable, in any material respect (including by permitting uses that would conflict with or interfere with, as applicable, any LSDP’s or any Operating Project’s use or enjoyment of their respective Real Property Interests), and (B) except for Permitted Exceptions and Title Report Matters, there are no encumbrances, covenants, conditions, reservations, restrictions, easements, rights of way or other matters affecting the Real Property or any portion thereof or any improvements thereon that could reasonably be expected to adversely affect the interest therein or use thereof by any LSDP or any Operating Project, as applicable, in any material respect.

(d) Schedule 3.10(d)(i) contains a list of, as of the date hereof, all Easement Agreements with respect to the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, the Specified Projects pursuant to which Real Property Interests were created, and true, complete and correct copies of such Easement Agreements (and all amendments thereto) have previously been delivered to, or otherwise made available to, Parent by the Company. All payments required to renew or extend any Easement Agreement set forth on Schedule 3.10(d)(i) that have become due have been paid when required to maintain such Easement Agreement in full force and effect. Except for Title Report Matters and except as set forth in Schedule 3.10(d)(ii), each Easement Agreement set forth in Schedule 3.10(d)(i) is in full force and effect and is binding and enforceable against the Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, the Specified Projects, as applicable, and to the Knowledge of the Company, each of the other parties thereto in accordance with its respective terms. None of the Company, its Subsidiaries, any Managed Projects nor, to the Knowledge of the Company, any Specified Projects, as applicable, nor, to the Knowledge of the Company, any other party to any Easement Agreement set forth in Schedule 3.10(d)(i), has given or received any written notice of breach or default which remains uncured under any Easement Agreement, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute a material breach or default which remains uncured thereunder.

(e) Except for limitations which are now, or may in the future be, imposed by any Permit, except for Title Report Matters and except as set forth on Schedule 3.10(e)(i), to the Knowledge of the Company, there are no facts or circumstances related to the

Real Property for any LSDP that would preclude its development, construction, operation and maintenance as presently designed and configured completely within the boundaries and other limits of the Real Property upon which the Company, its Subsidiary or Underlying Project, as applicable, has the right to locate the LSDP (or upon which the Company, its Subsidiary, or Underlying Project, as applicable, will have the right to locate the LSDP upon exercise of its options pursuant to the RP Option Agreements), in the Ordinary Course of Business, without encroaching upon any contiguous or adjoining property, easements or rights-of-way so as to violate any rights therein or granted thereunder. Except as set forth on Schedule 3.10(e)(ii), to the Knowledge of the Company, there is no action pending or threatened by any Governmental Body or other Person against or affecting any Real Property for any LSDP or the improvements located or to be located thereon.

(f) Schedule 3.10(f)(i) contains a list of, as of the date hereof, RP Option Agreements with respect to the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, the Specified Projects pursuant to which Other Real Property Interests were created, and true, complete and correct copies of such RP Option Agreements (and all amendments thereto) have previously been delivered to, or otherwise made available to, Parent by the Company. All payments required to renew or extend any RP Option Agreement set forth on Schedule 3.10(f)(i) that have become due have been paid when required to maintain such RP Option Agreement in full force and effect. Except for Title Report Matters and except as set forth on Schedule 3.10(f)(ii), each RP Option Agreement set forth in Schedule 3.10(f)(i) is in full force and effect and is binding and enforceable against the Company, its Subsidiaries, the Managed Projects or, to the Knowledge of the Company, the Specified Projects, as applicable, and to the Knowledge of the Company, each of the other parties thereto in accordance with its respective terms. Neither the Company, its Subsidiaries nor any Underlying Project, as applicable, nor, to the Knowledge of the Company, any other party to any RP Option Agreement set forth in Schedule 3.10(f)(i), has given or received any written notice of breach or default which remains uncured under any RP Option Agreement, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute a breach or default which remains uncured thereunder.

(g) For each LSDP:

(i) except as disclosed in Schedule 3.10(g)(i), there are no pending or, to the Knowledge of the Company, threatened proceedings in eminent domain, or for rezoning, or otherwise, that would adversely affect in any material respect the Real Property for any LSDP or any portion thereof or any improvements thereto;

(ii) Schedule 3.10(g)(ii) contains a list, as of the date hereof, of all material Permits required to construct any LSDP as currently proposed to be constructed;

(iii) except as disclosed in Schedule 3.10(g)(iii) for an LSDP, there are no pending or, to the Knowledge of the Company, threatened public improvements or special assessments that could reasonably be expected to materially affect in any material respect the Real Property for any LSDP or any portion thereof or any improvements thereon, or that could reasonably be expected to result in any material charge being levied or assessed or in the creation of any Lien that is not a Permitted Exception;

(iv) except as disclosed in Schedule 3.10(g)(iv) to the Knowledge of the Company, there is no defect or condition of the soil or land, including any wetlands, that could reasonably be expected to impair the use of the Real Property for, or the construction of, any LSDP;

(v) except for Title Report Matters and except as disclosed in Schedule 3.10(g)(v), to the Knowledge of the Company, there are no mining, mineral, oil, gas, or water rights or operations on the Real Property, that could reasonably be expected to impair the use of the Real Property for, or the construction of, any LSDP;

(vi) to the Knowledge of the Company, for any LSDP, there are no material violations of any covenants, conditions or restrictions applicable to the Real Property or any portion thereof;

(vii) to the Knowledge of the Company, with respect to the construction of the planned improvements at any LSDP, there are no claims by the respective contractors, schedule delays, or budget overruns which, individually, or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(viii) to the Knowledge of the Company, except for Permitted Exceptions, Title Report Matters and the Real Property Interests for each LSDP, there are no commitments or agreements between any Governmental Body or public or private utility and the Company, its Subsidiaries or the Underlying Projects or, to the Knowledge of the Company, any other Person that could reasonably be expected to impair the use of the Real Property for any LSDP or any portion thereof or any improvements; and

(ix) none of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party to a Real Property Lease for any LSDP, has committed a material breach or default which remains uncured under any such Real Property Lease, nor, to the Knowledge of the Company, has there occurred any event that with the passage of time or the giving of notice or both would constitute such a material breach or default thereunder. The Company, its Subsidiaries or, to the Knowledge of the Company, any LSDP, as applicable, has paid all amounts due and payable by it under the Real Property Leases for any LSDP as of the date hereof. Except for Title Report Matters and except as set forth on Schedule 3.10(g)(ix), to the Knowledge of the Company, there is no fact or circumstance which would prohibit the Company, its Subsidiaries or the Underlying Projects, at the time at which the Company, its Subsidiary or an Underlying Project, as applicable, exercises its option under the applicable RP Option Agreement, from enjoying peaceful and undisturbed possession of the Real Property under all Real Property Leases for any LSDP. There are no Real Property Leases for any LSDP other than those set forth in Schedule 3.10(b)(i).

(h) None of the Company, its Subsidiaries or, to the Knowledge of the Company, the Managed Projects or any Specified Project, as applicable, has received written notice from any applicable provider of services that electricity, water and telecommunications necessary for the development, construction, operation and maintenance of each LSDP, would not be available when needed for such development, construction, operation and maintenance. Except for Title Report Matters and except for limitations which are now, or may in the future be, imposed by or under any Permit and except as disclosed in Schedule 3.10(h), to the Knowledge of the Company, the Company, its Subsidiary, the Managed Projects or the Specified Projects, as applicable, possesses or, after such entity exercises its option under an RP Option Agreement, will possess adequate rights of egress and ingress in order to construct, operate and maintain the LSDP to be located thereon.

3.11 Tangible Personal Property.

(a) Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, each of the Company, its Subsidiaries and the Managed Projects has good title or valid leasehold interests to all of the items of tangible personal property used in the business of the Company, its Subsidiaries or the Managed Projects, as applicable (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, all such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) To the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, each of the Specified Projects has good title or valid leasehold interests to all of the items of tangible personal property used in the business of such Specified Project (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business of the Specified Projects and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. To the Knowledge of the Company, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, all such items of tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(c) Except as set forth on Schedule 3.11(c), and except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects under any lease of personal property thereof that is material to the business of such Person. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, to the Knowledge of the Company, no other party is in default of any lease of personal property of the Company, any of its Subsidiaries or any of the Underlying Projects that is material to the business thereof, and no party to any such lease has exercised any termination rights with respect thereto.

3.12 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company, its Subsidiaries, the

Managed Projects and, to the Knowledge of the Company, the Specified Projects owns or possesses valid, subsisting and enforceable licenses or rights to use, all trademarks and service marks (whether registered or unregistered), trade names and designs, together with all goodwill related to the foregoing, patents (including any continuations, continuations in part, renewals and applications for any of the foregoing), copyrights (including any registrations and applications therefor and whether registered or unregistered), internet domain names, computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information, which in each case is used in or necessary for the conduct of their respective business as currently conducted and as proposed to be conducted (“Company Intellectual Property”). The material Intellectual Property used by the Company, the Subsidiaries and the Managed Projects are not the subject of any challenge received by the Company, any of the Subsidiaries or any of the Managed Projects in writing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the use of Company Intellectual Property by the Company, its Subsidiaries or any of the Underlying Projects does not infringe on or otherwise violate the rights of any third party (nor, to the Knowledge of the Company, has any such claim been made). None of the Company, any Subsidiary, any Managed Project nor, to the Knowledge of the Company, any of the Specified Projects has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which the Company, any Subsidiary, any Managed Project or any Specified Project is a party or by which it is bound. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, all Company Intellectual Property that has been licensed by the Company or any of its Subsidiaries is being used in accordance with the applicable license pursuant to which the Company, such Subsidiary or such Managed Project acquired the right to use such Company Intellectual Property.

(b) The Company, each of its Subsidiaries, each of the Managed Projects and, to the Knowledge of the Company, each of the Specified Projects have all necessary and required rights to license, use and sublicense the data contained in databases and data compilations used by or necessary to the business of the Company, each of its Subsidiaries and each Underlying Project.

(c) To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of the Managed Projects has suffered a material security breach with respect to their data or systems that has resulted in or, in accordance with Law, should have resulted in notification to their employees of any information security breach related to the information of such employees.

3.13 Material Contracts.

(a) Schedule 3.13(a) sets forth a listing, as of the date hereof, of the following Contracts to which the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects is a party or by which any of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the

Company, any of the Specified Projects or their respective assets or properties are bound as of the date hereof (collectively, the “Material Contracts”):

(i) Contracts containing covenants of the Company, any of the Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects not to compete in any line of business or with any Person, entitling a third party to the most favorable price or any other terms for any product or service, or, except as part of any confidentiality agreement or audit engagement agreement entered into in the Ordinary Course of Business, not to hire any person or solicit any person with respect to employment;

(ii) Contracts between a Securityholder or any Affiliate of a Securityholder (other than the Company, any of its Subsidiaries or any of the Underlying Projects) on the one hand and the Company, any of its Subsidiaries or any of the Underlying Projects, on the other hand, other than Contracts that have been disclosed on Schedule 3.14(a); and

(iii) Contracts to which the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects is a party or by which any of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects or their respective assets or properties are bound with a term of one year or more or with a value or involving amounts payable or potentially payable at any time during the term thereunder in excess of $250,000, that, in either case, are not terminable by the Company, any of its Subsidiaries or any of the Underlying Projects, without any penalty, payment or forfeiture of amounts previously paid on notice of 60 days or less.

(b) Each of the Material Contracts to which the Company, any of its Subsidiaries or any Managed Project is a party is in full force and effect and is the legal, valid and binding obligation of the Company, its Subsidiary or the Managed Project which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Except as otherwise stated in Schedule 3.13(b), none of the Company, any of its Subsidiaries or any of the Managed Projects is in material default under any Material Contract to which the Company, any of its Subsidiaries or any of the Managed Projects is a party, nor, to the Knowledge of the Company, is any other party to any such Material Contract in material breach of or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default by the Company, any Subsidiary, any Managed Project or any other party thereunder. No party to any of the Material Contracts to which the Company, any of its Subsidiaries or any of the Managed Projects is a party has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any such Material Contract.

(c) Except as otherwise stated in Schedule 3.13(c), to the Knowledge of the Company (i) each of the Material Contracts to which a Specified Project is a party is in full force and effect and is the legal, valid and binding obligation of the Specified Project which is party thereto, and of the other parties thereto enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence, (ii) none of the Specified Projects is in material default under any Material Contract to which an Specified Project is a party and no other party to any such Material Contract is in material breach of or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default by any Specified Project or any other party thereunder, and (iii) no party to any of the Material Contracts to which any of the Specified Projects is a party has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any such Material Contract.

(d) The Company has made available to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto; provided, that with respect to Material Contracts to which a Specified Project is a party, the foregoing is to the Knowledge of the Company.

3.14 Employee Benefits Plans.

(a) Except for employee non-solicitation provisions included in confidentiality agreements or audit engagement agreements entered into by the Company in the Ordinary Course of Business, Schedule 3.14(a) sets forth a correct and complete list, as of the date hereof, of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting (other than immaterial consulting agreements entered into in the Ordinary Course of Business, the general nature of which are described in the aggregate in such schedule), non-competition, employee non-solicitation, employee loan or other compensation agreements, and all collective bargaining agreements, and (iii) all bonus or other incentive compensation, equity or equity-based compensation, stock purchase, deferred compensation, change in control, severance, leave of absence, vacation, salary continuation, medical, life insurance or other death benefit, educational assistance, training, service award, section 125 cafeteria, dependent care, pension, welfare benefit or other employee or fringe benefit plans, policies, agreements or arrangements, in each case as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, thereunder for current or former employees, directors or such individual consultants (as are described in clause (ii) above) of the Company or any of its Subsidiaries (collectively, the “Company Plans”). Each Company Plan that is subject to Title IV of ERISA or Section 412 of the Code (“Title IV Plan”) or is a “multiemployer plan” (as defined in Section 3(37) of ERISA (“Multiemployer Plan”)) is separately identified in Schedule 3.14(a).

(b) Correct and complete copies of the following documents with respect to each of the Company Plans (other than a Multiemployer Plan) have been made available or delivered to Parent by the Company, to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; and (v) the most recent summary plan descriptions.

(c) The Company Plans (other than a Multiemployer Plan) have been maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

(d) Each Company Plan (other than a Multiemployer Plan) that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements. Nothing has occurred with respect to the operation of the Company Plans (other than a Multiemployer Plan) that could cause the imposition of any liability, penalty or tax under ERISA or the Code, excluding any benefits properly payable under or any income or employment taxes properly withheld or properly accrued or paid with respect to any Company Plan.

(e) Neither the Company nor any of its Affiliates nor any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any outstanding liability (whether or not assessed) to, or with respect to, any Multiemployer Plan or Title IV Plan.

(f) All contributions (including all employer contributions and employee contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g) Except as set forth on Schedule 3.14(g), none of the Company Plans provides for post-employment life insurance or health benefits coverage, except as may be required under Part 6 of Subtitle B of Title I of ERISA or at the full expense of the participant or the participant’s beneficiary, or coverage through the last day of the month following the date of termination of employment.

(h) Except as set forth on Schedule 3.14(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment becoming due to any employee, director or individual consultant under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits under any Company Plan or (iv) result in the disallowance of any deduction pursuant to Section 280G of the Code.

(i) Neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable Law or the provisions of any Company Plan, should have been classified as an employee. Neither the Company nor any of its Subsidiaries has any material liability by reason of any individual who provides or provided services to the Company or any of its Subsidiaries, in any capacity, being improperly excluded from participating in any Company Plan.

(j) Each Company Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Sections 409A and 422 of the Code) as of the grant date of such option.

3.15 Labor.

(a) Schedule 3.15(a) sets forth a list of each of the employees of the Company and its Subsidiaries as of the date hereof. None of the current employees of the Company or any of its Subsidiaries (“Employees”) is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, other than with respect to a foreign Underlying Project or any Law of the jurisdiction in which employees of such Underlying Project are located that functions as a labor agreement or provides protection for groups of individuals under common employment. Neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees. There are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company, threatened. There are no complaints, petitions, proceedings, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which could be brought or filed with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure by the Company or any of its Subsidiaries to employ, any individual, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining or labor relations, discrimination, civil rights, safety and health, workers’ compensation, worker and workplace protection and the collection and payment of withholding and/or social security Taxes and any similar Tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the previous six months.

(b) Except as set forth on Schedule 3.15(b), to the Knowledge of the Company, (i) there is no labor organization representing any of the employees of any Underlying Project, nor have such employees entered into any collective bargaining agreement or union contract; (ii) there is no union organization activity involving any of the employees of any Underlying Project pending or threatened, (iii) there are no strikes, slowdowns or work stoppages pending at any Underlying Project or threatened, (iv) there are no complaints, petitions, proceedings, charges or claims against the Underlying Project pending or threatened which could be brought or filed with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure by the Company or any of its Subsidiaries to employ, any individual, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect; and (v) each Underlying Project is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining and labor relations, discrimination, civil rights, safety and health, workers’ compensation, worker and workplace protection and the collection and payment of withholding and/or social security Taxes and any similar Tax except for immaterial non-compliance.

3.16 Litigation. Except as set forth on Schedule 3.16, as of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against, involving or relating to the Company, any of its Subsidiaries or any of the Owned Properties (or, to the Knowledge of the Company, pending or threatened, against any of the Specified Projects or any of the officers, directors or employees of the Company, any of its Subsidiaries or any of the Managed Projects with respect to their business activities on behalf of the Company, any of its Subsidiaries or any of the Managed Projects) or to which the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects, is otherwise a party before any Governmental Body which (i) relates to the employment or termination of any employee, officer or director of any of the Company, its Subsidiaries or the Underlying Projects or (ii) if adversely determined, would reasonably be expected to result in a claim for damages against the Company in excess of $1,000,000 individually or $5,000,000 in the aggregate, or would reasonably be expected to have a Material Adverse Effect, nor has any such Governmental Body indicated to the Company an intention to initiate any Legal Proceeding. Except as set forth on Schedule 3.16, as of the date hereof, none of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects is subject to any Order, and none of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects, is in breach or violation of any Order, which, if adversely determined, would reasonably be expected to result in a claim for damages against the Company in excess of $1,000,000 individually or $5,000,000 in the aggregate or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.16, the Company does not have Knowledge of any plans, proposals, studies or investigations by any Governmental Body which could adversely affect the continued development of any of the Underlying Projects in any material respect. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that are reasonably likely to affect the Company’s ability to enter into this Agreement or consummate the transactions contemplated hereby.

3.17 Compliance with Laws; Permits.

(a) This Section 3.17 is not intended to and does not relate to the subject matter specifically addressed in and covered by the representations and warranties set forth in Sections 3.9 (Taxes), 3.14 (Employee Benefits Plans), 3.15 (Labor), 3.18 (Environmental Matters), and 3.20 (Regulatory Matters). Each of the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, the Specified Projects is in compliance in all material respects with all Laws applicable to its business, operations or assets (other than those Laws, the consequences of the violation of which would be immaterial to the Company, its Subsidiaries, the Managed Projects or any of the Specified Projects). None of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects has received any notice of or been charged with any material violation of any

Laws (other than those Laws, the consequences of the violation of which would be immaterial to the Company, its Subsidiaries, the Managed Projects or any of the Specified Projects). To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of the Underlying Projects is under investigation with respect to any material violation of any Laws and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation.

(b) Each of the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, the Specified Projects currently has all Permits (other than those Permits, the consequences of the failure of which to have would be immaterial to the Company, its Subsidiaries, the Managed Projects or any of the Specified Projects) that are required as of the date hereof for the ownership and operation of its business as presently conducted, and each such Permit set forth in Schedule 3.17(b)(i) is final, in full force and effect, and nonappealable (“Company Permits”). Schedule 3.17(b)(ii) sets forth a complete list, as of the date hereof, of Permits (other than those Permits, the consequences of the failure of which to have would be immaterial to the Company, its Subsidiaries, the Managed Projects or any of the Specified Projects) that have been applied for and not received, by or on behalf of, each of the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, the Specified Projects. None of the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects is in material default or material violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation, of any term, condition or provision of any Company Permit. Except as set forth in Schedule 3.17(b)(iii), there have not been any and there are currently no Legal Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body, which have resulted or could reasonably be expected to result in revocation, cancellation, suspension or any adverse modification of any Company Permits or the failure to grant any Permit that has been applied for but not yet received. None of the Company Permits or the applications for Permits that has been applied for but not yet received, will be materially impaired or in any way materially affected (including with respect to the renewal or transfer thereof) by the consummation of the transactions contemplated by this Agreement; provided, however, that, with respect to Permits relating to the Specified Projects, the foregoing is to the Knowledge of the Company.

3.18 Environmental Matters. Except as set forth in Schedule 3.18 and except as disclosed in a phase I Environmental Site Assessment or similar study that the Company has made available to Parent (i) the Company, its Subsidiaries and the Underlying Projects are currently, and have been, in compliance with applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws(other than those Permits, the consequences of the failure of which to have would be immaterial to the Company, its Subsidiaries, the Managed Projects or any of the Specified Projects) (collectively, “Environmental Permits”), except those instances as described in this clause (i) where, individually or in the aggregate, the results of noncompliance would be immaterial to the Company, its Subsidiaries and the Underlying Projects, and none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Underlying Projects, has received any written notice that (a) any such existing Environmental Permits will be revoked or materially modified or (b) any pending application for any new such Environmental Permits or renewal of such existing Environmental Permits will be denied, materially delayed, or reasonably expected to require unbudgeted material capital expenditures or material changes in operation at any Underlying Project, (ii) to the Knowledge of the Company, none of the Company, any of its Subsidiaries or any of the Underlying Projects is under any pending investigation by a Governmental Body with respect to a violation of or liability under any Environmental Laws other than with respect to violations or liabilities the result of which, individually or in the aggregate, would be immaterial to the Company, its Subsidiaries and the Underlying Projects, (iii) the Company, its Subsidiaries, and, to the Knowledge of the Company, the Underlying Projects have not received any notices, demand letters or requests for information from any Governmental Body or other Person alleging violation of or liability under Environmental Law that have not been resolved, other than with respect to violations or liabilities the result of which would be, individually or in the aggregate, immaterial to the Company, its Subsidiaries and the Underlying Projects, (iv) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, or any of the Underlying Projects relating to any violation of or liability under any Environmental Law, except for such Legal Proceedings that, individually or in the aggregate, would reasonably be expected to result in liabilities that are immaterial to the Company, its Subsidiaries and the Underlying Projects, (v) to the Knowledge of the Company, there has not been a Release or threatened Release of Hazardous Materials at or otherwise affecting the Underlying Projects or any of their Owned Properties or Leased Properties that (a) constitutes an unremedied violation of any Environmental Law where the effect of such violation imposes a current affirmative remediation obligation on the part of any of the Underlying Projects, (b) currently imposes any Release reporting obligations on the Company, its Subsidiaries or any of the Underlying Projects or (c) currently imposes any affirmative cleanup or remediation obligations on the Company, its Subsidiaries or the Underlying Projects under any Environmental Law, in each case, except those that the effect of which, individually or in the aggregate, would be immaterial to the Company, its Subsidiaries and the Underlying Projects, (vi) to the Knowledge of the Company, there are no existing conditions, or past or present actions or activities at any of the Underlying Projects or associated with the Company or its Subsidiaries, including the storage, treatment or Release of any Hazardous Materials, that could reasonably form the basis of any Legal Proceeding against the Company, its Subsidiaries or any of the Underlying Projects, and, to the Knowledge of the Company, there are no Hazardous Materials located on any of the Owned Properties or Leased Properties through the fault of the Company, its Subsidiaries or the Underlying Projects or, to the Knowledge of the Company, through the fault of any third party in such condition or amount as could reasonably be expected to result in a Legal Proceeding against the Company, its Subsidiaries or the Underlying Projects, in each case, except those conditions, actions, activities or amounts the result of which would be immaterial to the Company, its Subsidiaries and the Underlying Projects, (vii) to the Knowledge of the Company, the Company has made available to Parent true, correct and complete copies of all Environmental Permits and material environmental assessments, studies, tests, reviews or other analyses that have been conducted by, or otherwise are in the possession of the Company or its Subsidiaries, including without limitation environmental impact assessments/statements and all bat, bird, cultural resources and endangered species assessments, and (viii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, none of the Underlying Projects or any real property currently owned, operated or leased by the Company, or, to the Knowledge of the Company, any Subsidiary or any of the Underlying Projects, is subject to an outstanding written Order or Contract with a Governmental Body or other Person assuming responsibility or liability for

Remedial Action or the Release or threatened Release of any Hazardous Material, except for responsibilities or liabilities the result of which, individually or in the aggregate, would be immaterial to the Company, its Subsidiaries and the Underlying Projects.

3.19 Insurance. Set forth in Schedule 3.19 is a list of all material title, asset, fire, hazard, casualty, liability, life, workers’ compensation and other form of insurance policies and all fidelity bonds owned or held by or applicable to the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. The Company, each of its Subsidiaries and each of the Managed Projects are covered, in all material respects, by valid and currently effective insurance policies issued in favor of them that are customary, including, without limitation, coverage amounts, deductibles amounts and scope of risks and losses covered, for companies of similar size and financial condition in their respective industries. Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, (i) all such policies are in full force and effect, all premiums due thereon have been paid and the Company, each of its Subsidiaries and each of the Managed Projects have complied with the provisions of all such policies, (ii) such policies are sufficient for compliance by the Company, its Subsidiaries, the Managed Projects and, to the Knowledge of the Company, the Specified Projects, with all requirements of Law and of all Material Contracts; (iii) none of the Company, any of its Subsidiaries or any of the Managed Projects has been advised of any defense to coverage in connection with any claim to coverage asserted or notice by any of them under or in connection with any of such insurance policies, and (iv) none of the Company, any of its Subsidiaries any of the Managed Projects has received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company, its Subsidiaries or the Managed Projects or their assets or properties that there will be a cancellation or non-renewal of existing policies or binders or that the alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company, its Subsidiaries or the Managed Projects or the purchase of additional equipment or the material modification of any of the methods of doing business will be required.

3.20 Regulatory Matters.

(a) Each of the Company, its Subsidiaries or the Underlying Projects either (i) is not a “holding company” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended and the implementing regulations of FERC (“PUHCA”) or (ii) is exempt from regulation by FERC under PUHCA.

(b) Each of the Rumford and Ryegate Underlying Projects is a “qualifying facility” (“QF”), within the meaning of PURPA and the rules and regulations promulgated thereunder, and has maintained its status as a QF at all times since its initial certification or self-recertification as a QF, and is not currently subject to any pending inquiry, investigation, or challenge relating to its status as a QF.

(c) Each of the Sweetwater OPs are currently “exempt wholesale generators” (“EWG”) within the meaning of PUHCA and its implementing regulations, and none of them is currently subject to any pending inquiry, investigation, or challenge relating to its status as an EWG. The consummation of the transactions contemplated hereby will not adversely affect the “exempt wholesale generator” status of any of the Sweetwater OPs.

(d) To the Knowledge of the Company, with respect to the Managed Projects located in the United Kingdom, (i) there are no events or circumstances reasonably likely to result in any of such Managed Projects, upon their completion, not qualifying for receiving or not obtaining “Levy Exemption Certificates” under the Finance Act 2000 and the Climate Change Levy (General) Regulations 2001 as amended by the Climate Change Levy (General) Regulations 2003 and Climate Change Levy (General) Regulations 2007 and the related guidance, circulars and similar pronouncements associated therewith and (ii) there are no events or circumstances reasonably likely to result in any of such Managed Projects, upon their completion, (A) not being eligible or accredited for the “Renewables Obligation” or not being issued “Renewable Obligation Certificates,” in each case as contemplated by The Renewables Obligation Order 2006, as amended by The Renewables Obligation Order 2006 (Amendment) Order 2007 and the related guidance, circulars and similar pronouncements associated therewith, or (B) not being eligible or accredited for the “Scottish Renewables Obligation” or not being issued “Scottish Renewable Obligation Certificates,” in each case as contemplated by The Renewables Obligation (Scotland) Order 2007 and the related guidance, circulars and similar pronouncements associated therewith, as applicable.

(e) None of the Sweetwater OPs is a “public utility” under the FPA, and none of the Rumford and Ryegate Underlying Projects makes any wholesale electric sales subject to regulation under Sections 205 and 206 of the FPA or has on file with FERC any tariff or rate schedule for making such wholesale electric sales.

(f) Each of the Sweetwater OPs and, to the Knowledge of the Company, the Rumford and Ryegate Underlying Projects has made all material filings with each applicable Governmental Body and obtained all material Permits and Orders required to be made or obtained by each of the Company and the Project Company, as applicable, to construct, own and operate its respective electric generating facilities and to transmit and sell electric power and renewable energy credits therefrom, as applicable, in compliance with applicable Law, and each such Governmental Approval is validly issued, final and in full force and effect and is not subject to any current legal proceeding or to any unsatisfied condition, and all applicable appeal periods with respect thereto have expired. Each of the Sweetwater OPs and, to the Knowledge of the Company, the Rumford and Ryegate Underlying Projects are in compliance in all material respects with all applicable Governmental Approvals and all applicable Laws.

(g) Each of the Sweetwater OPs and, to the Knowledge of the Company, the Rumford and Ryegate Underlying Projects has made all required material filings and notifications with and is in compliance in all material respects with all requirements of the North American Electric Reliability Corporation.

(h) Each of the Sweetwater OPs has made all material filings and notifications with, entered into all material agreements required by and otherwise is in compliance in all material respects with all requirements of ERCOT for such company to sell electric energy and renewable energy credits in the ERCOT region.

3.21 Related Party Transactions. Except in the Ordinary Course of Business or otherwise as set forth on Schedule 3.21, no Shareholder, nor any employee, officer, director, stockholder, partner or member of any such Shareholder, nor any member of his or her immediate family or any of their respective Affiliates (“Shareholder Related Persons”), (i) owes any amount to the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects, nor does the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects owe any amount to, or has the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects committed to make any loan or extend or guarantee credit to or for the benefit of, any Shareholder or any Shareholder Related Person, (ii) is involved in any business arrangement with the Company, any of the Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects (whether written or oral), (iii) owns any material property or right, tangible or intangible, that is used by the Company, any of the Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects, or (iv) has asserted any claim or cause of action against the Company, any of its Subsidiaries, any of the Managed Projects or, to the Knowledge of the Company, any of the Specified Projects.

3.22 Takeover Provisions. The Company has taken all necessary actions so that this Agreement and the transactions contemplated hereby are exempt from the requirements of any “moratorium,” “control share,” “fair price” or other anti-takeover laws and regulations of the State of Vermont.

3.23 Finders or Brokers. Except as set forth on Schedule 3.23, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Shareholders or the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Parent in respect thereof.

3.24 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Schedules hereto), (a) neither the Company, nor any other Person on its behalf, makes any other express or implied representation or warranty with respect to the Company, the Subsidiaries, the Underlying Projects or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, the Shareholders or any of their respective Affiliates, officers, directors, employees, agents or representatives; and (b) the Company hereby disclaims all liability and responsibility for any projection or forecast (including any such projection or forecast made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby) made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information or advice in respect thereof that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or the Shareholders or any of their respective Affiliates). The Company makes no representations or warranties to

Parent regarding the probable success or profitability of the Company, its Subsidiaries or the Underlying Projects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, severally but not jointly, hereby represent and warrant to Parent and Merger Sub as follows:

4.1 Organization and Good Standing. Each of the Shareholders (that is not an individual) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into this Agreement and the Shareholder Documents and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization of Agreement. Each Shareholder has all power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Shareholder in connection with the transactions contemplated by this Agreement (the “Shareholder Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Shareholder Documents, and the consummation of the Merger and other transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of such Shareholder. This Agreement has been, and each of the Shareholder Documents required to be delivered at the Closing will be at or prior to the Closing, duly and validly executed and delivered by such Shareholder and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes, and each of the Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by each Shareholder of this Agreement or the Shareholder Documents, the consummation of the transactions contemplated hereby or thereby, or performance by such Shareholder of its obligations hereunder or thereunder will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under (i) to the extent that such Shareholder is not a natural person, the organizational documents of such Shareholder; (ii) any Contract, or Permit to which such Shareholder is a party or by which any of the properties or assets of such Shareholder are bound; (iii) any Order of any Governmental Body applicable to such Shareholder or any of the properties or assets of such Shareholder; or (iv) any applicable Law.

(b) Except as set forth in Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Shareholder in connection with the execution and delivery of this Agreement or the Shareholder Documents, the performance by such any Shareholder of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby, except for compliance with the applicable requirements of the PURA, FPA, HSR Act or other Antitrust Laws.

4.4 Ownership and Transfer of Purchased Securities. Except as set forth in Schedule 4.4, each Shareholder is the record and beneficial owner of the Shares listed opposite such Shareholder’s name on Exhibit A attached hereto, free and clear of any and all Liens. Such Shareholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Parent good and valid title to such Shares, other than any Liens created by Parent or restrictions on transfer arising under applicable securities Laws.

4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of any Shareholder, threatened that are reasonably likely to affect such Shareholder’s ability to enter into this Agreement or consummate the transactions contemplated hereby.

4.6 Support Obligations. All of the credit and other contractual support and assurances that the Shareholders and their Affiliates (other than the Company, its Subsidiaries and the Underlying Projects) have provided to or for the benefit of the Underlying Projects with respect to their businesses and assets are pursuant to the support obligations set forth in, and are as described in, Schedule 4.6(a) (the “Support Obligations”), and true, correct and complete copies of such credit and other contractual support and assurances have been delivered, or otherwise made available, to Parent. Such Support Obligations constitute all of the credit and other contractual support and assurance that the Shareholders and their Affiliates are required by any Company Permit or Material Contract to provide to or for the benefit of the Underlying Projects with respect to their respective business and assets as of the date hereof. All other credit and other contractual support and assurances that the Shareholders and their Affiliates (other than the Company, its Subsidiaries and the Underlying Projects) are required by any Company Permit or Material Contract to provide to or for the benefit of the Underlying Projects with respect to their respective business and assets as of the date hereof are pursuant to the support obligations set forth in, and are as described in, Schedule 4.6(b).

4.7 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article IV (as modified by the Schedules hereto), (a) no Shareholder makes any other express or implied representation or warranty of any kind or nature with respect to such Shareholder, the Company, the Subsidiaries, the Underlying Projects or the transactions contemplated by this Agreement, and such Shareholder disclaims any other representations or warranties, whether made by such Shareholder, the Company or any of its respective Affiliates, officers, directors, employees, agents or representatives; and (b) the Shareholders hereby disclaim all liability and responsibility for any projection or forecast (including any such projection or forecast made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby) made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information or advice in respect thereof that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Shareholders or any of their respective Affiliates). The Shareholders make no representations or warranties to Parent regarding the probable success or profitability of the Company, its Subsidiaries or the Underlying Projects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company and Shareholders as follows:

5.1 Organization and Good Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its jurisdiction and has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business.

5.2 Authorization of Agreement. Each of Parent and Merger Sub has full limited liability or corporate power, as the case may be, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Parent Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary limited liability company or corporate action on behalf of Parent and Merger Sub, respectively. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement has been, and each Parent Document will be at or prior to the Closing, duly and validly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery, as applicable, by the Company and the Shareholders) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other equivalent Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Parent or Merger Sub of this Agreement and of the Parent Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the performance by Parent or Merger Sub with any of its respective obligations hereunder or thereunder will conflict with, or result in violation of or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under any provision of (i) the certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement or comparable organizational documents of Parent or Merger Sub, as the case may be; (ii) any Contract, or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order of any Governmental Body applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Subs are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents to which it is a party or the performance by Parent or Merger Sub with any of its respective obligations hereof or thereof or the consummation of the transactions contemplated hereby, except for compliance with the applicable requirements of the HSR Act or other Antitrust Laws, PURA, Section 203 of the Federal Power Act and the filing of the Articles of Merger.

5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent or the Merger Sub, threatened that are reasonably likely to affect Parent’s or Merger Sub’s ability to enter into this Agreement or consummate the transactions contemplated hereby.

5.5 Finders or Brokers. Except as disclosed to the Company by letter dated the date hereof, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof other than fees that will be paid by Parent.

5.6 Financing. Parent has access to, and at the Closing will have, (a) sufficient internal funds available to pay the aggregate Closing Common Stock Payment, aggregate Closing Option Consideration, and the Escrow Amount, all in accordance with Article II, and any fees or expenses incurred by Parent in connection with the transactions contemplated by this Agreement, and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder. Parent has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect in any material respect such resources and capabilities.

5.7 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

5.8 No Knowledge. Except as may be reflected in written comments to the Company’s disclosure schedules presented to the Company by representatives of Parent prior to the date hereof that were not accepted by the Company, none of the Specified Parent Officers has actual Knowledge of any breach of a representation or warranty by the Company or the Shareholders made pursuant to this Agreement that would result in an indemnification obligation to any Parent Indemnified Party under Article IX of this Agreement; provided, that, solely for purposes of this Section 5.8, “Knowledge” shall mean the actual knowledge with respect to the applicable breach, with no inference of constructive knowledge, including without limitation as a result of an awareness by any Person of any of the actions, circumstances, events, occurrences or omissions which may have caused or resulted in such breach unless such Person was aware that such actions, circumstances, events, occurrences or omissions actually caused or resulted in such breach. In the event of any allegation by any Securityholder that Parent or Merger Sub has breached this representation, the Securityholder shall have the burden of proof to show, by a preponderance of the evidence, that a Specified Parent Officer had actual Knowledge of the underlying breach claimed by the Securityholder.

5.9 No Additional Representations. Parent acknowledges that except for the representations and warranties contained in Articles III and IV (as modified by the Schedules hereto), (a) neither the Company, the Shareholders nor any other Person on behalf of the Company or the Shareholders makes any other express or implied representation or warranty with respect to the Company, the Shareholders, the Subsidiaries, the Underlying Projects or the transactions contemplated by this Agreement, and the Company and Shareholders disclaim any other representations or warranties, whether made by the Company, the Shareholders or any of their respective Affiliates, officers, directors, employees, agents or representatives; and (b) the Company and the Shareholders make no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company, its Subsidiaries or the Project Companies, whether or not included in any management presentation. Parent acknowledges that it and its representatives have been permitted reasonable access to the books and records, facilities, equipment, Tax Returns, contracts, agreements, insurance policies and other properties and assets of the Company and its Subsidiaries that it and its representatives have requested to see and/or review, and that it and its representatives have had the opportunity to meet with the officers and employees of the Company and its Subsidiaries to discuss the business of the Company, its Subsidiaries and the Underlying Projects.

ARTICLE VI

COVENANTS

6.1 Access to Information. Prior to the Closing, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company, its Subsidiaries and, to the extent that the Company is entitled to afford Parent access, the Project Companies, such examination of the books and records of the Company, its Subsidiaries and, to the extent that the Company is entitled to afford Parent access, the Project Companies, and shall have reasonable access to the offices of the Company and its Subsidiaries, and to the directors, officers, managers, executives, employees, consultants and agents of the Company and its Subsidiaries (only to the extent such access is reasonably related to Parent’s rights and obligations hereunder), in each case, as Parent reasonably requests. Any such investigation, examination or access shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the senior officers of the Company and the Subsidiaries to cooperate with Parent and Parent’s representatives in connection with such investigation, examination and access, and Parent and its representatives shall cooperate with the Company and its representatives and shall use their best efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of the Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of the Subsidiaries is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, (i) Parent shall not contact any suppliers to, or customers of, the Company in their capacity as such in connection with the transactions contemplated by the Agreement, and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company, any of the Subsidiaries or any of the Underlying Projects.

6.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (I) as set forth on Schedule 6.2(a), (II) as required by applicable Law, (III) as otherwise expressly contemplated by this Agreement, (IV) as expressly provided for in the Budget, or (V) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall cause its Subsidiaries and the Managed Projects, other than the Managed Projects located in the United Kingdom and the Underlying Projects referred to as Laurel Hill, Hexagon Fuel Cell, Quad Fuel Cell, Cube Fuel Cell and Triangle Fuel Cell on Schedule 1.1(c), to, and the Company shall (either directly or indirectly through its Subsidiaries) use reasonable commercial efforts to cause, to the extent within its ability, the Specified Projects, the Managed Projects located in the United Kingdom and the Underlying Projects referred to as Laurel Hill, Hexagon Fuel Cell, Quad Fuel Cell, Cube Fuel Cell and Triangle Fuel Cell on Schedule 1.1(c) to (and to the extent not within its ability to so cause, neither the Company nor any of its Subsidiaries shall approve, consent to or otherwise authorize, and the Company and its Subsidiaries, to the extent within their respective rights, shall veto the taking of any action that would cause or result in a Specified Project, a Managed Project located in the United Kingdom or any of the Underlying Projects referred to as Laurel Hill, Hexagon Fuel Cell, Quad Fuel Cell, Cube Fuel Cell and Triangle Fuel Cell on Schedule 1.1(c) not to):

(i) conduct their respective businesses only in the Ordinary Course of Business; and

(ii) use their commercially reasonable efforts to (A) preserve the present business operations, assets, organization and goodwill of the Company, the Subsidiaries and the Underlying Projects (including but not limited to, solely with respect to the Company, the Subsidiaries and the Managed Projects, maintaining rights and franchises, retaining the services of managers, executives, consultants, officers, directors, employees and agents and keeping in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained), and (B) preserve the present relationships with customers, suppliers, licensors and licensees of, and others having business dealings with, the Company, the Subsidiaries and the Underlying Projects.

(b) Without limiting the generality of the foregoing and in addition to the other obligations set forth in this Agreement, except (I) as set forth on Schedule 6.2(b), (II) as required by applicable Law, (III) as otherwise expressly contemplated by this Agreement, (IV) as expressly provided for in the Budget, or (V) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and the Company shall cause its Subsidiaries and the Managed Projects other than the Managed Projects located in the United Kingdom and the Underlying Projects referred to as Laurel Hill, Hexagon Fuel Cell, Quad Fuel Cell, Cube Fuel Cell and Triangle Fuel Cell on Schedule 1.1(c) not to, and, to the extent applicable, the Company shall (either directly or indirectly through its Subsidiaries) use reasonable commercial efforts to cause, to the extent within its ability, the Specified Projects, the Managed Projects located in the United Kingdom and the Underlying Projects referred to as Laurel Hill, Hexagon Fuel Cell, Quad Fuel Cell, Cube Fuel Cell and Triangle Fuel Cell on Schedule 1.1(c) not to (and to the extent not within its ability to so cause, neither the Company nor any of its Subsidiaries shall approve, consent to or otherwise authorize, and the Company and its Subsidiaries, to the extent within their respective rights, shall veto the taking of any action that would cause or result in a Specified Project, a Managed Project located in the United Kingdom or any of the Underlying Projects referred to as Laurel Hill, Hexagon Fuel Cell, Quad Fuel Cell, Cube Fuel Cell and Triangle Fuel Cell on Schedule 1.1(c) to):

(i) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or other ownership interests, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in any Person, or any securities or obligations convertible into or exchangeable for any shares of the capital stock of, or other ownership interests in any Person, or any options, warrants or conversion or other rights to acquire any shares of the capital stock or other securities of, or other ownership interests in any Person;

(ii) transfer, issue, deliver, award, grant, sell, pledge, encumber or dispose of (including the grant of any limitations in voting rights or other Liens on) any shares of capital stock or other securities of, or ownership interests in, or any securities convertible into or exercisable or exchangeable for any such securities of or ownership interest in, the Company, any of the Subsidiaries or such Project Companies or grant options (other than to employees in the Ordinary Course of Business), warrants, calls, options or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company, any of the Subsidiaries or such Project Companies, or amend or otherwise modify the terms of any such warrants, calls, options or other rights the effect of which shall be to make such terms more favorable to the holders thereof;

(iii) effect any reorganization, recapitalization, reclassification, stock split, combination, share exchange or like change in the capitalization of the Company, any of its Subsidiaries or such Project Companies, amend the terms of any outstanding securities of the Company, any of its Subsidiaries or such Project Companies, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, securities of the Company, any of its Subsidiaries or such Project Companies;

(iv) amend the certificate of incorporation or by-laws or comparable organizational documents of the Company, any of the Subsidiaries or any Project Company;

(v) other than in the Ordinary Course of Business or as required by Law or pursuant to the terms of a Material Contract, (A) increase the annual level of compensation of any director, officer or employee of the Company or any of the Subsidiaries, (B) grant any bonus, benefit or other direct or indirect compensation to any director, employee or officer of the Company or any of its Subsidiaries, (C) increase the coverage or benefits available under any (or create any new) Company Plan made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such Company Plan, or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, employees or officers of the Company or any of its Subsidiaries (or amend any such agreement to which the Company or any of its Subsidiaries is a party), in each case, except as required by applicable Law or pursuant to previously existing Contracts (other than by virtue of the existing terms thereof or pursuant to this Agreement);

(vi) incur, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Liability of the Company, any of its Subsidiaries, any Project Company or any other Person, individually greater than $150,000 or in the aggregate greater than $250,000;

(vii) subject to any Lien, any of the properties or assets (whether tangible or intangible) of the Company, any of the Subsidiaries or any Project Company, except, in each case, for Permitted Exceptions or otherwise in the Ordinary Course of Business;

(viii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets (including, without limitation, any Investment in an Underlying Project) of the Company, the Subsidiaries or any Project Company in each case greater than $150,000 individually or $250,000 in the aggregate (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or in connection with a bona fide intercompany transfer between wholly owned Subsidiaries of the Company);

(ix) make or enter into any commitment for capital expenditures of the Company, the Subsidiaries or any Project Company in excess of $150,000 for any individual commitment and $250,000 for all commitments in the aggregate;

(x) enter into or agree to enter into any merger or consolidation with or acquire, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof, and engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities or any assets of, any other Person, in each case involving more than $150,000 in transaction value individually or $250,000 in transaction value in the aggregate;

(xi) enter into any labor or collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(xii) enter into, renew, terminate, materially amend, modify, or assign (except in connection with a bona fide intercompany transfer between wholly owned Subsidiaries of the Company) any rights or claims pursuant to, any Material Contract, or enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract;

(xiii) institute, pay, discharge, settle, satisfy or compromise any pending or threatened Legal Proceeding or any claims, Liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), for, or that would result in a loss of revenue of, an amount that could reasonably be expected to be greater than $150,000 individually or $250,000 in the aggregate;

(xiv) make, change or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by applicable law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return, amend any material Tax Returns, request a ruling relating to Taxes, enter into any material agreements with a Taxing Authority, or terminate any material agreement entered into with a Taxing Authority that is in effect as of the date hereof; grant any power of attorney relating to Tax matters if such power of attorney will have continuing effect after the Closing Date, or prepare any Tax Return in a manner that is not consistent with past practices;

(xv) sell, assign, license, encumber, transfer, convey, lease or otherwise dispose of any environmental or renewable energy credits, energy conservation credits, benefit, offsets or allowances, emission reduction credits or allowances under any applicable emissions trading, compliance or budget programs, or any other state, regional federal emissions, renewable energy, or energy conservation, trading or budget program;

(xvi) waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreement to which the Company, any of its Subsidiaries or any Project Company is a party;

(xvii) change any method of accounting or accounting practice or policy other than as required by GAAP or a Governmental Body;

(xviii) collect accounts receivables or pay accounts payable other than in the Ordinary Course of Business;

(xix) enter into any real property lease or exercise rights under any RP Option Agreement; or

(xx) authorize, commit or agree to do anything prohibited by this Section 6.2.

6.3 Third Party Consents. Parent and the Company shall use (and the Company shall cause the Subsidiaries to use) their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals set forth on Schedule 3.3(b) and any other consents and approvals required to consummate the transactions contemplated by this Agreement identified by the Parent or the Company in writing prior to the Closing; provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested, commence or participate in any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any third party if such party has requested reimbursement in respect of the cost thereof from Parent and Parent shall have declined to provide such reimbursement.

6.4 Regulatory Filings.

(a) Each of Parent, the Company and the Shareholders (if necessary) shall (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under (x) the HSR Act or other Antitrust Laws (y) PURA and (z) Section 203 of the Federal Power Act, in each case with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten Business Days after the date of this Agreement in the case of (x) and five Business Days after the date of this Agreement in the case of (y) and (z), (b) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division of the United States Department of Justice or any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division of the United States Department of Justice or other Governmental Body with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, other

Antitrust Laws, PURA or the Federal Power Act. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b) Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under Antitrust Laws. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Parent and the Company shall cooperate and use its reasonable best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Parent and the Company agree to use its reasonable best efforts to take promptly any and all steps as reasonably may be necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible; provided however, that neither party, nor any of their respective Affiliates, shall be required to enter into any divestiture agreement to comply with its obligations hereunder.

(c) Notwithstanding any provision in this Agreement to the contrary, all filing fees in respect of any HSR or other regulatory filing under Antitrust Laws shall be borne by Parent.

6.5 Further Assurances.

(a) Except as otherwise set forth herein, each of Parent and the Company shall use (and the Company shall cause each of the Subsidiaries to use) their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (such actions shall include exerting their reasonable efforts to obtain the consents, authorizations and approvals of all private parties and all Governmental Bodies necessary to effectuate the transactions contemplated by this Agreement or required to be obtained by this Agreement) and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate and make effective the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary contained herein, with respect to that certain Loan Agreement, dated May 16, 2006, as amended (the “BLB Loan Agreement”), among the Company, Bayerische Landesbank and the lenders party thereto, the Company and Parent shall use their respective best efforts to reach an agreement, as soon as practicable after the date hereof, with the lenders under the BLB Loan Agreement that would in effect (i) cause Parent or one or more of its Affiliates to be substituted in all respects for the Shareholders and their Affiliates (other than the Company, the Subsidiaries and the Project Companies) as a guarantor under the BLB Loan Agreement, or (ii) cause the BLB Loan Agreement to be terminated concurrently with the Closing, in either case in a manner such that each Shareholder and its Affiliates (other than the Company, the Subsidiaries and the Project Companies) that is obligated as a guarantor under the BLB Loan Agreement be fully and unconditionally released from any and all Liabilities with respect thereto, pursuant to documentation satisfactory, in form and substance, to the Shareholders.

6.6 Confidentiality. The Parties hereby covenant and agree that, from the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to its terms, the Parties shall abide, and shall cause each of their Affiliates to abide, by the terms and conditions of the confidentiality and non-disclosure agreement between Duke Energy Generation Services, Inc. and the Company, dated June 11, 2007 and the supplement thereto dated March 15, 2008 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. After the date hereof and until the Closing, the Company shall not, and shall not permit its Subsidiaries to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement in respect of the Company and its Subsidiaries to which it is a party and which relates to the potential acquisition of a control interest in, or all or substantially all of the assets of, the Company. After the date hereof, the Company shall enforce to the fullest extent permitted under applicable law, the provisions of any such agreement, including without limitation, by taking reasonable steps to enforce specifically the terms and provisions thereof in any court having jurisdiction. Immediately following the date hereof, the Company shall request that any Person in receipt of confidential information pursuant to any such confidentiality or standstill agreement that was provided on or after January 1, 2007 shall either (i) promptly redeliver to the Company all such confidential information (including but not limited to written and computer files) and any other material containing or reflecting, or generated from, any information in such confidential information (whether prepared by such Person, its representatives or otherwise) or (ii) destroy all such confidential information (including but not limited to written and computer files) and any other material containing or reflecting, or generated from, any information in such confidential information (whether prepared by such Person, its representatives or otherwise) and certify in writing to the Company by an authorized officer of such Person supervising such destruction as to such destruction, in each case, to the extent provided for in the confidentiality or standstill agreement.

6.7 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights of the individuals who on or prior to the Closing Date were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or comparable organizational documents of the Company or any of the

Subsidiaries as now in effect and the indemnification agreements or arrangements of the Company or any of the Subsidiaries set forth on Schedule 6.7(a) shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law. In addition, Parent shall pay any expenses of any Indemnitee under this Section 6.7 in accordance with the provisions of Section 6.7(c) to the extent that they are based on or arising out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Parent, from and after the Closing Date, shall cause the articles of incorporation and by-laws of the Surviving Corporation and each of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and by-laws of the Company.

(c) In the event of any such liability (whether or not asserted before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnitees, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnitees upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the VBCA, (ii) the Surviving Corporation and the applicable Indemnitee will cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, and (iii) any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under the VBCA and the articles of incorporation or by-laws of the Surviving Corporation shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnitees; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnitee and any other Indemnitee or Indemnitees.

(d) Parent shall cause the Surviving Corporation to either (i) maintain in effect for the six-year period commencing immediately after the Closing Date the Company’s current directors’ and officers’ liability insurance (the “Existing D&O Coverage”) covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof (provided that Parent may cause the Surviving Corporation to substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers with respect to matters occurring prior to the Effective Time); provided that if the aggregate annual premiums for such insurance shall exceed two hundred and fifty per cent (250%) of the aggregate annual premiums paid by the Company as of the date hereof, then Parent shall cause the Surviving Corporation to provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of two hundred and fifty per cent (250%) of the current aggregate annual premium or (ii) to purchase a six-year extended reporting period endorsement (“reporting tail coverage”) under the Existing D&O Coverage, provided that such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

(e) The provisions of this Section 6.7 (i) shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and this Section 6.7 shall be enforceable by each Indemnitee, his or her heirs and his or her representatives); and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

6.8 Preservation of Records. The Company agrees, and Parent agrees to cause the Surviving Corporation and its Subsidiaries to act in such a manner, to preserve and keep the records held by it relating to the businesses of the Company, the Subsidiaries and the Project Companies for a period of seven years from the Closing Date and shall make such records and personnel available to the Shareholders’ Representative as may be reasonably required in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Shareholders or any of their Affiliates or in order to enable the Shareholders to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

6.9 Publicity. None of the Shareholders, the Company or Parent shall issue any press release or public announcement concerning the terms or existence of this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the good faith judgment of the Shareholders, the Company or Parent, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent lists securities; provided that, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof. To the extent that any party determines that disclosure is so required, prior to making any such disclosure, the parties shall consult with respect thereto regarding confidentiality, and if in the good faith judgment of the disclosing party such party is entitled under applicable Law to seek confidential treatment with respect to any portion of such disclosure, such party shall give reasonable consideration to any request by another party to seek such confidential treatment.

6.10 Company Options; Company Option Plan; Shareholder Approval. Effective as of the Closing: (i)(a) each Class TV Stock Option outstanding immediately prior to the Closing Date shall become fully vested and entitled to the right to payment from the Surviving Corporation of the Closing Option Consideration and other amounts as set forth in Section 2.7(a)(ii) and (b) each Class DT Stock Option outstanding immediately prior to the Closing Date shall be cancelled without consideration, and (ii) the Company shall terminate its Company Option Plan, in accordance with its terms, and all rights under the Company Option Plan and any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Subsidiaries shall be cancelled. Prior to Closing, the Company shall submit to the Shareholders for approval in accordance with the shareholder approval provisions of Section 280G(b)(5)(A)(ii) of the Code, so that any amounts or benefits which become vested or payable to any employee of the Company or any Securityholder in connection with the transactions contemplated hereby (including payments described in Section 2.7 and Employee Payments described in Section 6.12(b)(iv)) shall not constitute a “parachute payment” within the meaning of Section 280G of the Code or result in the disallowance of a deduction to the Company or the Surviving Corporation under 280G of the Code.

6.11 Resignation of Directors. Except as otherwise directed in writing by Parent prior to the Closing, the DC Shareholders shall cause each of the directors and officers of the Company, each of its Subsidiaries and, to the extent such officers and directors were appointed by and are representatives or designees of the Company, any of its Subsidiaries or any of the Shareholders, each of the Project Companies, to submit a letter of resignation as a director and officer of the Company, each of its Subsidiaries and, to the extent applicable, each of the Project Companies, effective as of the Closing.

6.12 Employment and Employee Benefits.

(a) Employees. The employees of the Company or the Subsidiaries who are employed immediately prior to the Closing and who continue their employment with the Surviving Corporation, Parent or an Affiliate thereof following the Closing Date are hereinafter referred to as the “Continuing Employees.”

(b) Benefits.

(i) For the one-year period following the Closing Date, Parent shall, or shall cause its Affiliates to, (A) pay each Continuing Employee, while he or she is employed by Parent or such Affiliates, base salary or base wages at a rate no less than the rate of base salary or base wages such Continuing Employee was paid by the Company immediately prior to the Closing, and (B) pay or provide other compensation and benefits which are comparable in the aggregate to the compensation and benefits paid or provided by the Company to such Continuing Employees immediately prior to the Closing.

(ii) For purposes of eligibility and vesting and determining vacation entitlement (but not for purposes of benefit accrual under any plan or eligibility under Parent’s retiree medical plans) under the employee benefit plans of Parent or its Affiliates providing benefits to Continuing Employees (the “Parent Plans”), Parent or its Affiliates shall credit each Continuing Employee with his or her years of service with the Company, the Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan. Parent shall, or shall cause its Affiliates to, honor any exceptions to the normal service crediting rules applicable to determining vacation entitlement that are described in Schedule 6.12(b)(ii). For calendar year 2008, Parent shall, or shall cause its Affiliates to, maintain the Company Plan governing vacation entitlement that is listed in Schedule 3.14(a)(iii). Subject to the foregoing provisions of this Section 6.12(b)(ii), effective January 1, 2009, such Continuing Employees shall be entitled to vacation in accordance with the Parent Plan governing vacation applicable to similarly situated employees of Parent or its Affiliates. Notwithstanding the foregoing, Parent and its Affiliates shall have no obligation to provide any paid vacation days to a Continuing Employee for 2008 to the extent such Continuing Employee’s accrued but unused vacation days for 2008 have been satisfied through a payment or reimbursement made by the Company, Parent or its Affiliates in response to a claim made by such Continuing Employee. The Parent Plans providing health benefits shall not deny Continuing Employees coverage on the basis of pre-existing conditions.

(iii) The Company and its Subsidiaries shall, effective prior to the Closing Date, take all actions necessary to terminate all incentive plans listed on Schedule 6.12(b)(iii) (the “Incentive Plans”), and to pay out all amounts payable under the Incentive Plans in full satisfaction of any and all rights that any participant may have thereunder.

(iv) All amounts to which the Continuing Employees are entitled to, if any, as reflected on Schedule 6.12(b)(iv) with respect to each such Continuing Employee (the “Employee Payments”), shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time. Unless otherwise required by law, Parent and the Company shall treat the Employee Payments pursuant to this Section 6.12(b)(iv) as properly allocable under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to the portion of the Closing Date following Parent’s acquisition of the Company Consolidated Group and shall not take any inconsistent position therewith.

(c) Nothing contained in this Section 6.12 will confer upon any Continuing Employee any rights or remedies, including, without limitation, any right to employment for any specified period under or by reason of this Agreement. The Company and Parent expressly acknowledge and agree that all provisions contained in this Section 6.12 with respect to Continuing Employees are included for the sole benefit of the Company and Parent and, without limiting the generality of the foregoing, no Continuing Employee or any other Person shall have any rights as a third party beneficiary or otherwise on account of the provisions contained in this Section 6.12.

6.13 Termination of Certain Agreements. The Company and each Shareholder, as applicable, shall, effective as of the Closing, terminate (i) the Amended and Restated Stockholders’ Agreement (other than sections of such agreement that survive in accordance with their terms and Article VII thereof) and (ii) the Amended and Restated Registration Rights Agreement, and shall deliver to Parent written evidence of such termination. The Shareholders shall cause Diamond Castle Holdings, LLC to terminate, effective as of the Closing, the Advisory Services Agreement and shall deliver to Parent written evidence of such termination.

6.14 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, regulation or order by any Governmental Body is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.15 Tax Returns; Other Tax Matters.

(a) Tax Returns. The Company, its Subsidiaries and the Managed Projects shall prepare and file all income and franchise Tax Returns of the Company, its Subsidiaries and the Managed Projects that are required to be filed on or prior to the Closing Date. All such Tax Returns shall be prepared in accordance with (and not take any position that is inconsistent with) past practices unless otherwise required by Law. The Company, its Subsidiaries and the Managed Projects shall use commercially reasonable efforts to provide to Parent a draft completed copy of all such Tax Returns 30 days prior to filing for Parent’s review and comments; provided, however, that to the extent any such Tax Return is not completed by such date due to the failure of the Company, its Subsidiaries and the Managed Projects having received information relating to Taxes from the Specified Projects, the Company, its Subsidiaries and the Managed Projects shall provide to Parent drafts of such Tax Returns without the missing information by such date and shall as promptly as possible provide to Parent revised draft copies of such Tax Return once such Tax Returns are completed to reflect such missing information. Such Tax Returns shall be revised to reflect any comments provided by Parent to the extent such comments relate to a matter that is reasonably likely to adversely affect the Parent, the Company, its Subsidiaries or the Managed Projects to the extent permitted under Applicable Law.

(b) Termination of Tax Sharing Agreement and Powers of Attorney. Within 30 days hereof the Company shall provide to Parent a list of all powers of attorney relating to Taxes and of the Tax sharing, Tax allocation or other similar agreements or arrangements relating to sharing or payment of Taxes that involve or are binding on the Company, any of its Subsidiaries or any Project Company. Unless otherwise directed by Parent, as of the day prior to the Closing Date, the Company, its Subsidiaries and the Project Companies that are parties or are otherwise bound by any such agreements or arrangements shall, to the extent unilaterally permitted, enter into a termination agreement that will cause (i) such arrangements and agreements to be terminated as of the day immediately prior to the Closing Date and (ii) such agreements and arrangements to have no force or effect thereafter.

6.16 Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the Closing as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Parent shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b) the representations and warranties of the Shareholders contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the Closing as though made at and as of the Closing (except to the extent expressly made as of another date, in which case as of such other date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Parent shall have received a certificate signed by the Shareholders’ Representative, dated the Closing Date, to the foregoing effect;

(c) the Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(d) each of the Shareholders shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Parent shall have received a certificate signed by the Shareholders’ Representative, dated the Closing Date, to the foregoing effect;

(e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that this condition shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(f) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted, and the Parties hereto shall have obtained approval under Section 39.158 of PURA and authorization under Section 203 of the Federal Power Act;

(g) the Company and its Subsidiaries shall not have suffered a Material Adverse Effect since the date of this Agreement; and

(h) each of Shareholders shall provide to Parent a certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(b).

7.2 Conditions Precedent to Obligations of the Company and Shareholders. The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Shareholders in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to another date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such other date), and the Shareholders shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the foregoing effect;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date, and the Shareholders shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the foregoing effect;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that this condition shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted and the Parties hereto shall have obtained approval under Section 39.158 of PURA and authorization under Section 203 of the Federal Power Act; and

(e) (i) each Shareholder and its Affiliates (other than the Company, the Subsidiaries and the Project Companies) that is obligated as a guarantor under the BLB Loan Agreement (“Shareholders’ Guarantee”) shall have been removed and released from any Liability with respect thereto pursuant to documentation reasonably satisfactory, in form and substance, to the Shareholders and (ii) Parent or one or more of its Affiliates shall have been substituted in all respects for the Shareholders and their Affiliates (other than the Company, the Subsidiaries and the Project Companies).

7.3 Frustration of Closing Conditions. None of the Company, Parent or the Shareholders may rely on the failure of any condition set forth in Sections 7.1 or 7.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing as follows:

(a) by the mutual written consent of the Shareholders and Parent;

(b) by Parent if any of the Shareholders or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement that are required of the Shareholders and the Company on or prior to the Closing, or if any representation or warranty of the Shareholders or the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by the Shareholders or the Company, as applicable, of notice of such breach from Parent; or

(c) by the Shareholders if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement that are required of Parent on or prior to the Closing, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Parent of notice of such breach from the Shareholders or the Company; or

(d) by either the Shareholders or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this clause (d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e) by the Shareholders or Parent if the Closing shall not have been consummated on or before August 25, 2008 (such date, as it may be extended herein, the “Termination Date”); provided, however, that either Parent or the Shareholders shall have the option to extend the Termination Date for one additional period not to exceed 60 days if all other conditions to consummation of the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated by such date is that the conditions set forth in Sections 7.1(f) and 7.2(d) have not been satisfied and Parent, the Shareholders and the Company are still attempting to satisfy such conditions; provided, further, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

8.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

8.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, the Shareholders or the Company; provided that no such termination shall relieve any party hereto from liability for any intentional breach of this Agreement. Notwithstanding anything to the contrary herein, the obligations of the parties set forth in this Section 8.3, Section 6.6 (Confidentiality), Section 6.9 (Publicity) and Section 10.1 (Expenses) hereof shall survive any such termination and shall be enforceable hereunder. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(b) Except as otherwise provided therein, the Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 8.3 shall relieve the Company or Parent of their obligations under the Confidentiality Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing until the date that is * * * months after the Closing Date (the “Survival Expiration Date”); provided that the representations and warranties set forth in Sections 3.2 and 4.2 and the first sentence of Section 4.4 shall survive * * *. Except as provided in the preceding sentence, after the Survival Expiration Date, the representations, warranties and covenants of the parties shall terminate and have no further force and effect; provided, however, that any representation, warranty or covenant that is the subject of a claim for indemnification under this Article IX of which notice to the Shareholders’ Representative or Parent, as applicable, is given in writing setting forth the specific claim and the basis therefore in reasonable detail prior to the Survival Expiration Date shall survive with respect to such claim until the final resolution thereof.

9.2 Indemnification by the Securityholders. Subject to the provisions of this Article IX and the terms of the Escrow Agreement, from and after the Closing Date, each of the Securityholders other than the DC Shareholders shall, severally (on a pro rata basis based on such Securityholder’s Escrow Percentage) and not jointly, and the DC Shareholders shall, jointly and severally, with each other DC Shareholder (for purposes of clarity, not jointly and severally, but rather severally and not jointly, with Securityholders other than the DC Shareholders and the DC Shareholders’ aggregate liability shall be based on the DC Shareholders’ aggregate Escrow Percentage), indemnify, defend and hold harmless Parent and its directors, officers, employees, Affiliates, agents and representatives and each of their successors in interest and permitted assigns (collectively, the “Parent Indemnified Parties”), from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses, but excluding punitive, exemplary, special, or indirect consequential damages (other than with respect to Third Party Claims for punitive, exemplary, special or indirect consequential damages), or any damages measured by lost profits or a multiple of earnings) (“Loss”), including any Loss suffered by Parent indirectly due to a Loss at the Surviving Corporation, as a result of or arising out of (i) the failure of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company hereunder to be true and correct as of the date hereof or the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), or (ii) any breach by the Company of any of its express covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date.

9.3 Indemnification by the Shareholders. Subject to the provisions of this Article IX and the terms of the Escrow Agreement, from and after the Closing Date, each of the Shareholders other than the DC Shareholders shall, severally and not jointly, and the DC Shareholders shall, jointly and severally, with each other DC Shareholder (for purposes of clarity, not jointly and severally, but rather severally and not jointly, with Shareholders other than the DC Shareholders), indemnify, defend and hold harmless the Parent Indemnified Parties, from and against all Losses, including any Loss suffered by Parent indirectly due to a Loss at the Surviving Corporation, as a result of or arising out of (i) the failure of any representation or warranty made by such Shareholder in Article IV of this Agreement or in any certificate delivered by such Shareholder hereunder to be true and correct as of the date hereof or the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), or (ii) any breach by such Shareholder of any of its express covenants or agreements contained herein.

9.4 Indemnification by Parent. Subject to Section 9.6, Parent hereby agrees to indemnify and hold harmless the Securityholders and their respective directors, officers, employees, Affiliates, representatives and agents, and each of their successors in interest and permitted assigns (collectively, the “Securityholder Indemnified Parties”) from any Loss as a result of or arising out of (i) the failure of any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate delivered by Parent hereunder to be true and correct as of the date hereof or the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and (ii) any breach by Parent or Merger Sub of any of its express covenants or agreements contained herein.

9.5 Claims.

(a) Any party seeking indemnification under Sections 9.2, 9.3 or 9.4 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (such notified party, the “Responsible Party”) notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given rise to a right of indemnification under this Agreement within 75 days of such determination, stating in reasonable detail the nature of the claim; provided that failure to deliver a Claim Notice within such time period shall not constitute a waiver of the Indemnified Party’s rights to indemnification hereunder unless and only to the extent that such failure shall have actually prejudiced the Responsible Party. With respect to any recovery or indemnification sought by an Indemnified Party from the Responsible Party that does not involve a Third-Party Claim (as defined below), if the Responsible Party does not notify the Indemnified Party within 30 days from its receipt of the Claim Notice that the Responsible Party disputes such claim (the “Dispute Notice”), the Responsible Party shall be deemed to have accepted and agreed with such claim. If the Responsible Party has disputed a claim for indemnification (including any Third-Party Claim), the Responsible Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Responsible Party and the Indemnified Party cannot resolve such dispute in 30 days after delivery of the Dispute Notice, such dispute shall be resolved by litigation in an appropriate court of law.

(b) If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify the Responsible Party of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have 90 days after receipt of such notice to provide written notice to the Indemnified Party that it is assuming the conduct and control of the settlement or defense of said claim, action, suit or proceeding, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party; provided that, if the Responsible Party assumes such settlement or defense, the Responsible Party shall be bound by and promptly pay the full amount of any final judgment (subject to the limitations set forth herein) from which no further appeal may be taken. The Indemnified Party shall cooperate with the Responsible Party in connection with such settlement or defense; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement. The Responsible Party shall not, except with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, enter into any settlement with respect to any such claim.

(c) Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, subject to appropriate and reasonable confidentiality agreements, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties shall cooperate with each other in any notifications to insurers.

9.6 Certain Limitations on Indemnification.

(a) Notwithstanding any other provisions of this Article IX, the Securityholders shall have no indemnification obligations for Losses under Sections 9.2 or 9.3, and Parent shall have no indemnification obligations for Losses under Section 9.4, unless the aggregate amount of all such Losses by Parent Indemnified Parties, on the one hand, or the Securityholder Indemnified Parties, on the other hand, exceeds * * * (the “Basket”), and then only to the extent of such excess; provided that the limitations contained in this Section 9.6(a) shall not limit the liability of any Securityholder with respect to its indemnification obligations in respect of any Losses relating to a breach under Sections 3.2 and 4.2 and the first sentence of Section 4.4.

(b) Except with respect to any claims arising from fraud, the aggregate maximum liability to be paid by the Securityholders under Sections 9.2 or 9.3, will be limited to the amount of available funds in the Escrow Account (whether or not reduced by this Article IX) and, after the Closing, on the date that the amount of cash in the Escrow Account is reduced to zero, Parent Indemnified Parties shall have no further rights to indemnification under this Article IX; provided, however, that (x) the foregoing shall not apply to any Losses relating to the breach by (1) the Company of its representations and warranties contained in Section 3.2, or (2) any Shareholder of its respective representations and warranties contained in Section 4.2 and the first sentence of Section 4.4, and (y) all indemnification claims in respect of Losses of the type described in clause (x)(1) above shall be made directly against the Securityholders and not from the Escrow Account, and all indemnification claims in respect of Losses of the type described in clause (x)(2) above shall be made directly against the relevant Shareholder and not from the Escrow Account; provided, that in the event that any such Losses have not been paid in full at any time that funds are to be released from the Escrow Account to one or more Securityholders with an obligation to pay such Losses (including with respect to the DC Shareholders, the obligations of the other DC Shareholders), funds from the Escrow Account that are attributable to such Securityholders shall be paid to the applicable Parent Indemnified Parties in satisfaction of any such Losses. Notwithstanding the foregoing, (i) the liability of a Securityholder that is not a DC Shareholder for Losses relating to this Agreement, including, without limitation, Losses relating to any breach by the Company of any of its representations and warranties in Section 3.2 (or any such Securityholder’s breach of its representations and warranties contained in Section 4.2 or the first sentence of Section 4.4), or otherwise with respect to any claim for fraud hereunder, shall be limited to an amount equal to the aggregate payment received by such Securityholder at the Effective Time pursuant to Section 2.6, 2.7 or 2.8 hereof, as applicable, and any available funds in the Escrow Account and the Shareholders’ Representative Expense Account attributable to such Securityholder; and (ii) the liability of the DC Shareholders for

Losses relating to this Agreement, including, without limitation, Losses relating to any breach by the Company of any of its representations and warranties in Section 3.2 (or any DC Shareholder’s breach of its representations and warranties contained in Section 4.2 or the first sentence of Section 4.4), or otherwise with respect to any claim for fraud hereunder, shall, collectively, be limited to an amount equal to the aggregate payment received by the DC Shareholders at the Effective Time pursuant to Section 2.6 hereof and any available funds in the Escrow Account and the Shareholders’ Representative Expense Account attributable to any of the DC Shareholders.

(c) Except with respect to any claims arising from fraud (which will be subject to the last proviso in Section 9.6(b) above), the aggregate maximum liability to be paid to Parent under Section 9.3 will be limited to * * *; provided that the limitations contained in this Section 9.6(c) shall not limit the liability to be paid to Parent with respect to any Losses relating to a breach of the representations and warranties in Sections 3.2, 4.2 or the first sentence of Section 4.4.

9.7 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses.

(b) For purposes of this Agreement, with respect to any claim for indemnity made by the Parent Indemnified Parties for Losses relating to, resulting from or arising out of any Tax matters, the amount of Losses shall be calculated without taking into account (i) the payment of the Option Consideration pursuant to Section 2.7 of this Agreement, (ii) the payment of any amounts payable to Transaction Bonus Recipients in respect of Unallocated Class TV Stock Options pursuant to Section 2.7 of this Agreement, (iii) the payment of the Goldman Sachs Fee and (iv) the operational net operating loss generated by the Company or its Subsidiaries in the taxable year ending on the Closing Date calculated without taking into account the payment of any expenses relating to the transactions contemplated by this Agreement (including without taking into account the expenses described in the foregoing clauses (i), (ii) and (iii)). For the avoidance of doubt and notwithstanding the last sentence of Section 6.12(b)(iv), for purposes of the calculation described in the previous sentence, the amount of Losses shall be calculated as though all Company expenses relating to the transactions contemplated by this Agreement not otherwise specifically excluded from the calculation of Losses are allocated to the taxable period ending on the Closing Date or the pre-closing portion of a Straddle Period.

(c) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person in respect of any claims arising out of the transactions contemplated by this Agreement for any punitive, exemplary, special or indirect consequential damages (other than with respect to Third Party Claims for punitive, exemplary, special or indirect consequential damages), or any damages measured by lost profits or a multiple of earnings of such other Person.

(d) Subject to the immediately succeeding sentence, the amount of the indemnity payments required to be made pursuant to this Agreement shall be net of any reduction in the Tax liability of the Parent Indemnified Parties that is actually realized and recognized as a result of the claiming of any deduction, credit or other allowance against Taxes for a Loss by a Parent Indemnified Party for which such indemnity payment will be made (such reduction in Tax liability, a “Tax Benefit”); provided, that such Tax Benefit shall be computed based on the assumption that the Parent Indemnified Parties shall be entitled to claim such deduction, credit or other allowance against Taxes after first taking into account all other Tax attributes of the Parent Indemnified Parties. For purposes of calculating the Tax Benefit described above with respect to any such benefit that is realized over more than one tax year, the parties agree that it will be assumed that such Tax Benefit will be actually realized and recognized over the shortest period allowable under law and such Tax Benefit will be calculated on a present-value basis assuming a tax rate of 40% and using a discount factor equal to 6.25%; provided, however, that no amount shall be taken into account as a Tax Benefit to the extent it relates to a Tax adjustment that is not amortizable, depreciable or deductible. Notwithstanding any provision in this Agreement or the Escrow Agreement to the contrary, in the event a Parent Indemnified Party makes a claim for indemnity and the related Tax Benefit has not been actually realized and recognized in the same or a prior year in which an indemnity payment is paid, the Securityholders agree that they shall not dispute the amount of such indemnity payment on the basis that the Tax Benefit related thereto is unknown at the time such indemnity payment is made, and the Parent Indemnified Parties shall be entitled to receive under the Escrow Agreement the amount of such indemnity payment without offset for the related Tax Benefit, and the Parent Indemnified Parties agree that in the year in which the related Tax Benefit is actually realized and recognized, it shall pay an amount equal to such Tax Benefit (calculated in accordance with the previous two sentences) to an account designated by the Sellers’ Representative in immediately available funds as promptly as practicable following the occurrence of such reduction in the Tax liability. Notwithstanding any provision in this Agreement to the contrary, none of the Securityholders will have any right to review or otherwise have access to any information regarding any Tax Return that is filed by a Parent Indemnified Party, provided that, in the year of an indemnity payment and in the year that a Parent Indemnified Party actually recognizes and realizes a Tax Benefit, Parent shall provide to the Shareholders’ Representative a schedule setting forth its calculation of the Tax Benefit that is described under this provision for the Shareholders’ Representative review. For purposes of clarification, the parties agree that no amount shall be taken into account as a Tax Benefit to the extent the Company, its Subsidiaries or the Underlying Projects are required to indemnify another party with respect to such Tax Benefit.

9.8 Exclusive Remedy. From and after the Closing, (i) indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered hereunder and with respect to all actions or claims relating directly or indirectly to this Agreement or any other agreement executed in connection herewith and the transactions contemplated hereby and thereby, and (ii) except as provided in Section 9.6(b), the amounts recoverable from the Securityholders (including the Shareholders) for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby (whether due to predecessor or successor liability, contract, tort, strict liability or otherwise, or arising under any statute, regulation or ordinance) including, without limitation, any exhibit, Schedule or certificate delivered hereunder, shall be recoverable solely and exclusively from the Escrow Account. In furtherance of the foregoing, absent fraud, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Securityholders, the Company or Parent, as the case may be, arising under or based upon any United States federal, state, local or foreign Law (including any such Law relating to matters arising under or based upon any Environmental Laws, or any securities Law, common Law or otherwise).

9.9 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate its respective Losses upon and after gaining actual knowledge of any event or condition that would reasonably be expected to result in Losses that are indemnifiable hereunder, including, without limitation, seeking recovery (with the assistance of the Shareholders, as requested) under indemnification claims available to the Company under that certain Stock Subscription Agreement, dated October 12, 2005, by and among CEC Wind Acquisition, LLC, the Company, Catamount Resources Corporation and Central Vermont Public Service Corporation.

9.10 Tax Treatment of Indemnity Payments. The parties hereby agree that any and all payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Parent shall bear all fees and expenses incurred by Parent and its Affiliates and representatives in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. The Company shall bear all expenses incurred by the Company and the Shareholders and their Affiliates in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Parent. Parent will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

10.2 Shareholders’ Representative.

(a) Each Shareholder hereby irrevocably appoints Diamond Castle Partners IV, L.P. (the “Shareholders’ Representative”) as such Shareholder’s representative, attorney-in-fact and agent, with full power of substitution, and to act on behalf of such Shareholder in any amendment of or litigation or arbitration involving this Agreement and the Escrow Agreement and to do or refrain from doing all such further acts and things, and to execute and deliver all such documents, as such Shareholders’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement and the Escrow Agreement including, without limitation, the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated by this Agreement;

(ii) to negotiate, execute and deliver (A) the Escrow Agreement (with all such modifications or changes thereto as to which the Shareholders’ Representative, in its sole discretion, shall have consented), and (B) all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement (it being understood that such Shareholder shall execute and deliver any such documents which the Shareholders’ Representative agrees to execute);

(iii) to collect and receive any amounts due or paid for the benefit of such Shareholder under this Agreement and to disburse such amounts to such Shareholder in accordance with its respective Escrow Percentage;

(iv) to enforce and protect the rights and interests of such Shareholder arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including without limitation, in connection with any and all claims for indemnification brought by any indemnifying party under Article IX hereof);

(v) to enforce payment of amounts due to such Shareholder from the Escrow Funds and any other amounts payable to such Shareholder under this Agreement or the Escrow Agreement, in each case, on behalf of such Shareholder to the extent of such Shareholder’s Escrow Percentage, in the name of the Shareholders’ Representative or, if the Shareholders’ Representative so elects, in the names of such Shareholder;

(vi) to cause to be paid out of the Escrow Fund the full amount of any Losses arising out of the indemnification provisions set forth in Article IX hereof, or any amounts payable by such Shareholder to an indemnified party in respect of any compromise or settlement of any claim for indemnification under such Article IX agreed to by the Shareholders’ Representative in its sole discretion;

(vii) to refrain from enforcing any right of such Shareholder arising out of or under or in any manner relating to this Agreement or the Escrow Agreement;

(viii) to utilize the funds comprising the Escrow Amount to make any payment which is required pursuant to this Agreement or the Escrow Agreement;

(ix) to terminate this Agreement if the Shareholders are entitled to do so;

(x) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(xi) to take all actions which under this Agreement may be taken by the Shareholders and to do or refrain from doing any further act or deed on behalf of the Shareholders which the Shareholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Shareholder could do if personally present.

(b) The Shareholders’ Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by intentional misconduct. The Shareholders’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) The Shareholders’ Representative shall not be paid any fee for services to be rendered hereunder. All reasonable fees and expenses incurred by the Shareholders’ Representative in performing its duties hereunder or under the Escrow Agreement (including any fees and expenses of legal counsel retained by such Representative) shall be borne by the Securityholders (severally as to each Securityholder only and not jointly as to or with any other Securityholder) according to their respective Escrow Percentages; provided, that, to the extent practical, the Shareholders’ Representative shall cause Parent or the Escrow Agent, as applicable, to deduct such fees and expenses from the amounts otherwise distributable to the Securityholders. In particular and without limitation, the Shareholders acknowledge that the sum of $250,000 is being deposited by Parent into an account designated by the Shareholders’ Representative in accordance with Section 2.8(b) hereof (the “Shareholders’ Representative Expense Amount”), to be used for anticipated administrative expenses. At such time that the Shareholders’ Representative believes, in its sole and absolute discretion, that no additional administrative expenses will be incurred, the Shareholders’ Representative shall distribute any remaining funds from the Shareholders’ Representative Expense Amount to the Securityholders, according to their respective Escrow Percentages. If the expenses of the Shareholders’ Representative exceed the Shareholders’ Representative Expense Amount, (i) such expenses shall be borne by the Securityholders (severally as to each Securityholder only and not jointly as to or with any other Securityholder) according to their respective Escrow Percentages immediately prior to the Effective Time and (ii) each of the Shareholders hereby authorizes the Shareholders’ Representative to apply proceeds otherwise distributable to such Shareholder pursuant to the Escrow Agreement to satisfy any of such Shareholder’s obligations under this Section 10.2.

10.3 Specific Performance. Each party hereto acknowledges and agrees that a breach of this Agreement would cause irreparable damage to the other party and that the other party will not have an adequate remedy at law. Therefore, each party shall be entitled to seek enforcement of this Agreement by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.4 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the borough of Manhattan of the City, County and State of New York, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute (whether in contract or tort) or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

(c) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, the Shareholder Documents, and the Parent Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior understandings and agreements, both written and oral, among the parties with respect to the subject matter hereof and thereof, and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

10.6 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) the day of transmission when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company (prior to Closing), to:

Catamount Energy Corporation 71 Allen Street, Suite 101 Rutland, VT 05701
Facsimile:	(802) 772-6799
Attention:	James Moore

With a copy to (which shall not constitute notice):

Diamond Castle Holdings, LLC 280 Park Avenue New York, NY 10017
Facsimile:	(212) 983-1234
Attention:	Ari J. Benacerraf
Daniel H. Clare

and

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Facsimile:	(212) 310-8007
Attention:	David M. Blittner

If to the Shareholders, to the Shareholders’s Representative:

Diamond Castle Partners IV, L.P.
c/o Diamond Castle Holdings, LLC 280 Park Avenue New York, NY 10017
Facsimile:	(212) 983-1234
Attention:	Ari J. Benacerraf
Daniel H. Clare

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue New York, NY 10153
Facsimile:	(212) 310-8007
Attention:	David M. Blittner

if to Parent or to Merger Sub, to:

DEGS Wind I, LLC c/o Duke Energy Corporation 7000 North Mopac
Suite 475 Austin, TX 78731
Facsimile:	(512) 241-0507
Attention:	David B. Marks

With a copy to (which shall not constitute notice):

DEGS Wind I, LLC c/o Duke Energy Corporation 7000 North Mopac
Suite 475
Austin, TX 78731
Facsimile:	(512) 241-0507
Attention:	Theodore D. Matula

and

Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, NY 10019
Facsimile:	(212) 259-6333
Attention:	John G. Klauberg
Frederick J. Lark

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Shareholders or the Company (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Parent shall also apply to any assignee of Parent unless the context otherwise requires.

10.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Shareholders, the Shareholders’ Representative or the Company (other than as expressly provided herein) or any of their respective Affiliates shall have any liability for any obligations or liabilities of the Shareholders, the Shareholders’ Representative or the Company under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. One or more counterparts of this Agreement or any exhibits hereto may be executed and delivered via facsimile or other electronic means, with the intention that they shall have the same effect as an original counterpart hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

DEGS WIND I, LLC

By:
Name:
Title:

MERGER SUB:

DEGS WIND VERMONT, INC.

By:
Name:
Title:

SHAREHOLDERS:

DIAMOND CASTLE PARTNERS IV, L.P.

By:	DCP IV GP, L.P. its general partner

By:	DCP IV GP-GP, LLC its general partner

By:
Name:
Title:

DIAMOND CASTLE PARTNERS IV-A, L.P.

By:	DCP IV GP, L.P. its general partner

By:	DCP IV GP-GP, LLC its general partner

By:
Name:
Title:

DEAL LEADERS FUND, L.P.

By:	DCP IV GP, L.P. its general partner

By:	DCP IV GP-GP, LLC its general partner

By:
Name:
Title:

By:
James Moore

By:
Joseph Cofelice

COMPANY:

CATAMOUNT ENERGY CORPORATION

By:
Name:
Title: